Exhibit 10.4

Receivables Sale Agreement
Dated as of July 30, 2008
among
Swift Receivables Corporation II,
as the Seller,
Swift Transportation Corporation,
as the Initial Collection Agent,
Wells Fargo Foothill, LLC,
as the Administrative agent,
General Electric Capital Corporation,
Morgan Stanley Senior Funding, Inc.,
and Wells Fargo Foothill, LLC,
as the Co-Collateral Agents,
the Purchasers
from time to time party hereto,
and
Morgan Stanley Senior Funding, Inc.,
as Syndication Agent, Sole Bookrunner and Lead Arranger,

TABLE OF CONTENTS
(continued)

Schedules	Description

Schedule I	Definitions
Schedule II	Purchasers and Commitments
Schedule III	Litigation

Exhibits	Description

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Weekly and Monthly Periodic Reports
Exhibit C	Addresses and Names of Seller and Originators
Exhibit D	Subsidiaries
Exhibit E	Lock-Boxes and Lock-Box Banks
Exhibit F	Form of Lock-Box Letter
Exhibit G	Credit and Collection Policy

RECEIVABLES SALE AGREEMENT
          Receivables Sale Agreement, dated as of July 30, 2008, among Swift Receivables Corporation II, a Delaware corporation, as Seller (the “Seller”), Swift Transportation Corporation, a Nevada corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, LLC and General Electric Capital Corporation, as collateral agents for the Purchasers (the “Co-Collateral Agents”), Wells Fargo Foothill, LLC, as administrative agent for the Purchasers (the “Administrative Agent”), the purchasers from time to time party hereto (the “Purchasers”) and Morgan Stanley Senior Funding, Inc. as syndication agent, sole bookrunner and lead arranger (in each capacity, respectively, the “Syndication Agent”, the “Sole Bookrunner” and the “Lead Arranger”). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.
          WHEREAS, ABN AMRO Bank N.V. and Amsterdam Funding Corporation have sold their purchase interest under the ABN Sale Agreement ratably to each Purchaser pursuant to the Assignment and Release Agreement;
          WHEREAS, the Existing Securitization Subsidiary has transferred its residual interest in the Receivables, the Related Security and the Collections to Swift Transportation Corporation, a Nevada corporation, pursuant to the Assignment Agreement in satisfaction of its liabilities under the Subordinated Note as defined in the ABN Sale Agreement, and such residual interest has been transferred and assigned to the Seller pursuant to the Contribution Agreement as the initial capital of the Seller (such residual interest, the “Residual Interest”); and
          WHEREAS, the Seller desires to sell undivided percentage ownership interests in the Receivables, Collections and Related Security to the Purchasers, and the Purchasers desire to purchase such interests, all in accordance with the terms and conditions of this Agreement;
          NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
Purchases from Seller and Settlements
     Section 1.1 Sales.
          (a) The Sold Interest. In addition to the acquisition of the initial Purchase Interest pursuant to the Assignment and Release Agreement (the “Initial Purchase”), subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Purchasers the Receivables, the Related Security and all Collections. Any such purchase (a “Purchase”), other than the Initial Purchase, shall be made by each Purchaser remitting funds to the Seller, through the Administrative

Agent, pursuant to Section 1.1(c) or by the Administrative Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (including the interest acquired in the Initial Purchase, its “Purchase Interest”) shall equal at any time the following quotient:
where:
     I = the outstanding Investment of such Purchaser at such time;
     PRP = the Purchaser Reserve Percentage; and
     ER = the Eligible Receivable Balance at such time;
Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivable Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the commencement of the relevant Liquidation Period, except for re-determinations to reflect Investments acquired from or transferred to another Purchaser under a Transfer Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.
          (b) Commitment. On the terms and conditions herein set forth, each Purchaser severally agrees to make Purchases (i) on the date hereof and from time to time thereafter on any Business Day during the period from the date hereof to the Termination Date and (ii) in an aggregate amount for such Purchaser not to exceed at any time outstanding such Purchaser’s Commitment; provided, however, that no Purchaser shall be obligated to make any Purchase to the extent that, after giving effect to such Purchase, its Investment would thereby exceed its Commitment, the Aggregate Investment then outstanding would exceed the Maximum Aggregate Investment or the Matured Aggregate Investment would exceed the Aggregate Commitment. The Initial Purchase and each additional Purchase by a Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.” Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.” All Purchases hereunder shall be made ratably by each Purchaser in accordance with the Commitment of such Purchaser.
          (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Administrative Agent an irrevocable written request (including by telecopier or other facsimile communication)

substantially in the form of Exhibit A (each such request, an “Incremental Purchase Request”), by (i) 1:00 p.m. (California time) three Business Days before the requested date (the “Purchase Date”) of such Purchase in the case of a Purchase bearing Yield at the LIBOR Rate, or (ii) 10:00 a.m. (California time) one Business Day before the requested date (the “Purchase Date”) in the case of a Purchase bearing Yield at the Alternate Base Rate, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Purchasers. The Administrative Agent shall promptly notify the Purchasers of the contents of such Incremental Purchase Request. Each Purchaser shall transfer to the Administrative Agent’s Account its Ratable Share of such Incremental Purchase on the requested Purchase Date. The Administrative Agent shall transfer to the Seller Account on such day the proceeds of any Incremental Purchase to the extent of funds actually received by the Administrative Agent in the Administrative Agent’s Account prior to 10:00 a.m. (California time) on such day.
          (d) Reinvestment Purchases. On each day before the Termination Date that any Collections are received by the Administrative Agent, no Interim Liquidation is in effect and the conditions set forth in Section 7.2 are satisfied, a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser.
          (e) The failure of any Purchaser to make available such Purchaser’s Ratable Share of any Purchase shall not relieve any other Purchaser of its obligation, if any, hereunder to make available such other Purchaser’s Ratable Share of such Purchase on the date of such Purchase, but no Purchaser shall be responsible for the failure of any other Purchaser to make available such other Purchaser’s Ratable Share of such Purchase on the date of any Purchase. Nothing herein shall prejudice any rights that the Seller may have against any Purchaser as a result of any default by such Purchaser hereunder.
          Section 1.2 Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Collection Agent and the Administrative Agent at least three Business Days’ prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, the date on which such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount) (the “Liquidation Termination Date”). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Collection Agent and the Administrative Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

          (b) Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Collection Agent and the Administrative Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Administrative Agent that the conditions in Section 7.2 are fulfilled.
     Section 1.3 Reserved.
     Section 1.4 Yield, Fees and Other Costs and Expenses. (a) The Seller shall pay to the Administrative Agent for the account of the Syndication Agent such amounts as agreed to with the Seller in the Fee Letter.
          (b) If (i) the amount of Investment allocated to any Eurodollar Tranche is reduced by Seller before the last day of its Yield Period, or (ii) a requested Incremental Purchase at the LIBOR Rate does not take place on its scheduled Purchase Date as a result of a failure on the part of Seller, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.
          (c) Investments shall be payable solely from Collections and from amounts payable under Sections 1.5 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5 and 6.1 and all other amounts payable hereunder (other than Investment), including, without limitation, all Yield, fees described in clauses (a) above and clauses (d) and (e) below and amounts payable under Article VI.
          (d) All Investments and the outstanding amount of all other obligations hereunder shall bear a Yield, in the case of Investments, on the amount thereof from the date such Investments are made and, in the case of such other obligations, from the date such other obligations are due and payable until, in all cases, paid in full, at the Applicable Yield. Accrued Yield shall be payable on each Payment Date. If the Seller fails to select the Applicable Yield for any Investment, such amount of Investment shall automatically accrue Yield at the Alternate Base Rate.
          (e) The Seller agrees to pay to each Purchaser an unused commitment fee on the actual daily amount by which the Commitment of such Purchaser exceeds such Purchaser’s Investments (the “Unused Commitment Fee”) from the date hereof through the Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month (with respect to the previous calendar month), commencing on the first such day following the date hereof and (y) on the Termination Date.
          (f) If the Administrative Agent or any Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match funds any of such Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any

Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the Administrative Agent, upon the direction of such Purchaser, shall suspend the availability of future Eurodollar Tranches until such time as the Administrative Agent or applicable Purchaser provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation, terminate any outstanding Eurodollar Tranche so affected. All Investments allocated to any such terminated Eurodollar Tranche shall be reallocated to the Alternate Base Rate.
     Section 1.5 Maintenance of Sold Interest; Deemed Collection. (a) General. If as of any Reporting Date before the Termination Date the Eligible Receivable Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay ratably to the Administrative Agent for each Purchaser an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments.
          (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied on such day (or if any such representation or warranty is made as of another day, then on such other day), the Seller on the next Business Day shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. Subject to Section 1.5(c), all such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Administrative Agent within one Business Day of the day deemed received in accordance with Section 5.1(i).
          (c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Administrative Agent by instead notifying the Administrative Agent and the Co-Collateral Agents that the Sold Interest should be recalculated by decreasing the Eligible Receivable Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.
          (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.
     Section 1.6 Reduction in Commitments; Voluntary Reductions of Investments. (a) The Seller may, upon 30 days’ notice to the Administrative Agent, reduce the Aggregate Commitment in increments of $10,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Purchaser in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least equal to the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.
          (b) The Seller may, upon 3 days’ notice to the Administrative Agent in the case of a Eurodollar Tranche or upon 1 day’s notice to the Administrative Agent in all other cases, reduce the outstanding Aggregate Investment in whole or in part in increments of $1,000,000, provided that, in no event, shall such reduction permit or require Seller or any Originators to, or permit or require the Administrative Agent or the Co-Collateral Agents to cause, the repurchase of any Receivable.
     Section 1.7 Reserved.
     Section 1.8 Security Interest. (a) The Seller hereby grants to the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser), a security interest in its right, title and interest in, to and under all Receivables, Related Security, Collections and Lock-Box Accounts to secure the payment of all amounts owing hereunder. The Seller and Collection Agent shall hold in trust for the benefit of the Administrative Agent and such other Persons entitled thereto any Collections received pending their application pursuant to Section 1.1(c), Section 2.3 or Article III hereof. After the occurrence of a Termination Event, the Seller and Collection Agent shall not, without the prior written consent of the Instructing Group, distribute any Collections to any Person (whether as payment on the Subordinated Notes or otherwise) other than the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser) and the Purchasers (and to the Collection Agent, in payment of the Collection Agent Fee to the extent permitted hereunder) until all amounts owed under the Transaction Documents to the Administrative Agent, the Co-Collateral Agents and the Purchasers are indefeasibly paid in full.
          (b) The Seller hereby assigns and otherwise transfers to the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser), all of the Seller’s right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originators or the Parent under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators or the Parent under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Administrative Agent, the Co-Collateral Agents, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Administrative Agent (acting independently or at the direction of the Instructing Group) shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Administrative Agent, the Co-Collateral Agents, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.
          (c) This agreement is a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser) will have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.
     Section 1.9 Optional Increase in the Aggregate Commitment. At any time the Seller may, if it so elects, increase the amount of the Aggregate Commitment, either by designating a financial institution not theretofore a Purchaser (a “New Purchaser”) to become a Purchaser (such designation to be effective only with the prior written consent of the Administrative Agent not to be unreasonably withheld), or by agreeing with an existing Purchaser (an “Increasing Purchaser”), with the prior written consent of the Administrative Agent, that such Purchaser’s Commitment shall be increased. Upon execution and delivery by the Seller and such Purchaser or other financial institution of an instrument in a form reasonably satisfactory to the Administrative Agent and the Purchasers, such Increasing Purchaser shall have a Commitment as therein set forth or such New Purchaser shall become a Purchaser with a Commitment as therein set forth and all the rights and obligations of a Purchaser with such a Commitment hereunder; provided:
          (a) that the Seller shall provide prompt notice of such increase to the Administrative, who shall promptly notify the Purchasers;
          (b) that any such increase shall be in an amount greater than or equal to $10,000,000;
          (c) that immediately after such increase is made, the aggregate amount of increases in the Aggregate Commitment pursuant to this Section 1.9 shall not exceed $100,000,000; and
          (d) that the Sellers may elect to increase the Aggregate Commitment pursuant to this Section 1.9 no more than four times in total.

          On the effective date of any increase in the Aggregate Commitment pursuant to this Section 1.9, (i) each New Purchaser shall pay to the Administrative Agent an amount equal to its Ratable Share of the Aggregate Investment and (ii) any Increasing Purchaser shall pay to the Administrative Agent an amount equal to the increase in its Ratable Share of the Aggregate Investment, in each case such payments shall be for the account of each other Purchaser. Upon receipt of such amount by the Administrative Agent, (i) each other Purchaser shall be deemed to have ratably assigned that portion of its outstanding Investment that is being reduced to the New Purchasers and the Increasing Purchasers in accordance with such Purchaser’s new Commitment or the increased portion thereof as applicable, and (ii) the Administrative Agent shall promptly distribute to each other Purchaser its Ratable Share of the amounts received by the Administrative Agent pursuant to this paragraph.
ARTICLE II
ALLOCATIONS
     Section 2.1 Allocations and Distributions. (a) Ordinary Settlement Procedures. On each Business Day (other than during the Liquidation Period) the Administrative Agent shall, out of Collections received on such Business Day:
     (i) first, pay to the Collection Agent (if the Collection Agent is not an Originator or an Affiliate of an Originator) or the Administrative Agent, the Co-Collateral Agents and the Purchasers, as applicable, the Collection Agent Fee, the Yield, the Unused Commitment Fee, the Administrative Agent’s fee, the Co-Collateral Agents’ fee and any other obligations of the Seller due and payable on such day (or if accrued but not payable, pay to a separate account for disbursement on the Payment Date or other date payable);
     (ii) second, if such day is the second Business Day following the date on which a Periodic Report is or is required to be delivered, the Sold Interest on such day would exceed 100% as of the last day of the period covered by such Periodic Report, and the Administrative Agent does not receive an updated Periodic Report demonstrating that the Sold Interest on such day would not exceed 100% on such second Business Day, distribute to the Administrative Agent for the account of the Purchasers an amount in U.S. Dollars equal to that amount, if any, that would be required to reduce the Aggregate Investment so that the Sold Interest would not, after giving effect to such application and the Collections and the addition of new Receivables on such day and the resulting automatic recomputation of such Purchase Interests pursuant to Section 1.1(a) as of the end of such day, exceed 100%; provided that (x) the Administrative Agent shall apply such amount, first, to reduce all Investments as to which Yield is determined on the basis of the Alternate Base Rate and (y) second, to reduce all Investments as to which Yield is determined on the basis of the LIBOR Rate; provided that in lieu of immediately reducing the Investments as to which Yield is determined on the basis of the LIBOR Rate, the Administrative Agent, at the direction of the Seller, may transfer such amount to the Cash Assets Account and such amount shall be deemed to reduce Aggregate Investment by the amount so held pending application thereof to reduce Investments as to which Yield is calculated on the basis of the LIBOR Rate on the last day of each Yield Period applicable thereto (occurring in chronological order); provided, further, however, that if the Administrative Agent subsequently receives a request from the Collection Agent (if the Collection Agent is the Initial Collection Agent) for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Periodic Report demonstrating that the Sold Interest would not exceed 100% after giving effect to such requested withdrawal, then the Administrative Agent shall release such amounts for further application under this Section 2.1(a);
     (iii) third, distribute to the Administrative Agent for deposit into the Cash Assets Account such amount as the Seller, at its option, has specified to the Administrative Agent, which amount shall be deemed to reduce the Aggregate Investment by a corresponding amount; provided, however, that if the Administrative Agent subsequently receives a request from the Collection Agent for a withdrawal of all or a portion of such amounts that are then held in the Cash Assets Account and a Periodic Report demonstrating that the Sold Interest on such day would not exceed 100%, after giving effect to such requested withdrawal, then the Administrative Agent shall release such amounts to the Collection Agent for further application under this Section 2.1(a);
     (iv) fourth, distribute to the Collection Agent (if the Collection Agent is an Originator or an Affiliate of an Originator) the accrued Collection Agent Fee to the extent then due and payable; and
     (v) fifth, reinvest the remainder of such Collections, for the benefit of the Purchasers, which reinvestment shall result in (x) an automatic recomputation of the undivided percentage interest represented by such Purchase Interest pursuant to Section 1.1 as of the end of such day and (y) the payment of such remainder to the applicable Originator; provided, however, that to the extent the

Administrative Agent, the Co-Collateral Agents or any Purchaser shall be required for any reason to pay over any amount representing Collections which have been previously reinvested for the benefit of such Purchaser pursuant hereto, such amount shall be deemed not to have been so reinvested but rather to have been retained by the Seller and paid over for the account of such Purchaser and, notwithstanding any provision herein to the contrary, such Purchaser shall have a claim for such amount;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses first, second, third, fourth and fifth above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Purchaser’s, Collection Agent’s, the Administrative Agent’s and the Co-Collateral Agents’ interest (as applicable) in the aggregate outstanding amounts described in such clause.
          (b) Liquidation Settlement Procedures. On each Business Day during the Liquidation Period, the Administrative Agent shall apply the Collections received on such day, and all amounts held in the Cash Assets Account, as follows:
     (i) first, to pay obligations of the Seller to the Administrative Agent and the Co-Collateral Agents under any Transaction Document in respect of any expense reimbursements, Cash Management Obligations, indemnities or other amounts then due to the Administrative Agent and the Co-Collateral Agents;
     (ii) second, to pay obligations of the Seller to the Purchasers under any Transaction Document in respect of any expense reimbursements or indemnities then due to such Persons;
     (iii) third, to the Collection Agent (if the Collection Agent is not an Originator or an Affiliate of an Originator) in payment of the accrued Collection Agent Fee then due and payable, and to the Purchasers in payment of the accrued Unused Commitment Fees then due and payable;
     (iv) fourth, to the Purchasers in payment of the accrued Yield then due and payable;
     (v) fifth, to the Purchasers in reduction (to zero) of the Investments;
     (vi) sixth, to the Purchasers in ratable payment of any other obligations owed by the Seller hereunder or under any other Transaction Document (except for the Collection Agent Fee);

     (vii) seventh, to the Collection Agent (if the Collection Agent is an Originator or an Affiliate of an Originator) in payment of the accrued Collection Agent Fee then due and payable; and
     (viii) to the extent of any remainder, to the Seller;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any amounts described in any of clauses first, second, third, fourth, fifth, sixth and seventh above, the available funds being applied with respect to any such amounts (unless otherwise specified in such clause) shall be allocated to the payment of the amounts referred to in such clause ratably, based on the proportion of the Purchaser’s, Collection Agent’s, the Administrative Agent’s and the Co-Collateral Agents’ interest (as applicable) in the aggregate outstanding amounts described in such clause.
          (c) Distributions Generally. All distributions by the Administrative Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise determined by the Administrative Agent. If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are obligations of the Seller pursuant to Section 1.5(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution in respect of each applicable Purchaser’s Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.
ARTICLE III
Administration and Collections
     Section 3.1 Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III. The Initial Collection Agent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Initial Collection Agent (and each successor Collection Agent) acknowledges that the Administrative Agent, the Co-Collateral Agents and each Purchaser have relied on the Initial Collection Agent’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Co-Collateral Agents (with the consent of the Instructing Group) may designate a new Collection Agent to succeed the Initial Collection Agent (or any successor Collection Agent).
          (b) The Collection Agent may, and if requested by the Administrative Agent shall, delegate its duties and obligations as Collection Agent to the Parent or other

Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Collection Agent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Administrative Agent, the Co-Collateral Agents and each Purchaser shall have the right to look solely to the Collection Agent for such performance. The Administrative Agent (with the consent of the Instructing Group) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.
          (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Administrative Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Collection Agent conducted such data-processing functions while it acted as the Collection Agent.
     Section 3.2 Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, separately account for (and thereby be deemed to set aside) all Collections to which a Purchaser is entitled. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Administrative Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.
          (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than 30 days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Administrative Agent, the Co-Collateral Agents or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.
          (c) The Collection Agent shall turn over to the Seller, subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Administrative Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).
          (d) The Collection Agent shall take all actions necessary to maintain the perfection and priority of the security interest of the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser) in the Receivables, Related Security and Collections.
     Section 3.3 Reports. On or before each Reporting Date (and at such other times covering such other periods as the Administrative Agent or the Instructing Group may reasonably request), the Collection Agent shall deliver to the Administrative Agent a Periodic Report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar week or calendar month, as applicable (or such other period as may be requested as aforesaid). In addition, the Collection Agent shall deliver to the Administrative Agent daily transaction reports and daily summary Receivable agings on each Business Day.
     Section 3.4 Lock-Box Arrangements. The Seller is hereby authorized to exercise its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Administrative Agent to facilitate the foregoing. The Administrative Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Seller, for distribution under Section 3.2(c), all other amounts it receives from such Lock-Box Account.
     Section 3.5 Enforcement Rights. (a) The Administrative Agent may direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Administrative Agent or its designees. The Administrative Agent may, and the Seller shall at the Administrative Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Administrative Agent’s request, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Administrative Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Administrative Agent or its designees, (ii) assemble for the Administrative Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Administrative Agent (or its designees), or (to the extent permitted by applicable law and contract) license to the Administrative Agent (or its designees) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Administrative Agent all Collections, if any, the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designees.
          (b) The Seller hereby irrevocably appoints the Administrative Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the

Administrative Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement and the Performance Guarantee. The Administrative Agent’s powers under this Section 3.5(b) shall not subject the Administrative Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Administrative Agent.
          (c) None of the Co-Collateral Agents, the Administrative Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.
     Section 3.6 Collection Agent Fee. On each Payment Date, the Seller shall pay to the Collection Agent a fee as compensation for its services (the “Collection Agent Fee”) equal to (a) at all times an Originator or an Affiliate of any Swift Entity is the Collection Agent, an amount equal to 1.0% of the Aggregate Investment or such other amount as the Seller and the Collection Agent, with the consent of the Administrative Agent, determine is consistent with then-market practice, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Administrative Agent (with the consent of the Instructing Group) and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time.
     Section 3.7 Responsibilities of the Seller. The Seller shall, or shall cause the Collection Agent to, pay when due all Taxes payable in connection with the Receivables. the Related Security, the Collections or their creation or satisfaction. The Seller shall, and shall cause the Collection Agent to, perform all of its obligations under agreements related to the Receivables, the Related Security and the Collections to the same extent as if interests in the Receivables, the Related Security and the Collections had not been transferred hereunder or, in the case of the Initial Collection Agent, under the Purchase Agreement. The Co-Collateral Agents’, the Administrative Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or the Collection Agent from such obligations. None of the Co-Collateral Agents, the Administrative Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of the Collection Agent or any other obligation or liability in connection with the Receivables, the Related Security or the Collections.
     Section 3.8 Actions by Seller. The Seller shall defend and indemnify the Co-Collateral Agents, the Administrative Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originators or any other Affiliate of the Seller or of the Originators (whether acting as Collection Agent or otherwise) related to any Receivable or the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law, rule or regulation.

     Section 3.9 Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless each Indemnified Party from and against any and all Indemnified Losses at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:
     (a) any representation or warranty made by or on behalf of the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect when made;
     (b) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;
     (c) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Administrative Agent, the Co-Collateral Agents or any Purchaser is entitled hereunder with any other funds;
     (d) the imposition of any Lien with respect to any Receivable, Related Security or Lock-Box Account as a result of any action taken by the Collection Agent other than any Lien imposed under any Transaction Documents;
     (e) the failure of any Receivable reported by the Collection Agent as part of the Eligible Receivable Balance in any Periodic Report to have been an Eligible Receivable as of the last day of the period for which such Periodic Report was prepared;
     (f) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party;
     (g) the Performance Guarantee;
     (h) any environmental liability, product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;
     (i) any action or omission of the Collection Agent reducing or impairing the rights of any Purchaser of a Purchase Interest under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Receivable;

     (j) any cancellation or modification of a Receivable, the related contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express consent of the Co-Collateral Agents or a Collection Agent that is not an Originator or an Affiliate of an Originator;
     (k) any investigation, litigation (other than any litigation between the Collection Agent and an Indemnified Party in which the Collection Agent is the prevailing party) or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement;
     (l) any failure by the Collection Agent to pay when due any Taxes, including without limitation sales, excise or personal property taxes, payable by the Collection Agent in connection with any Receivable or the related contract or any Related Security with respect thereto;
     (m) any claim brought by any Person other than an Indemnified Party arising from any activity of the Collection Agent in servicing, administering or collecting any Receivable; or
     (n) the failure or alleged failure of compliance of any Collections with the provisions of any law, rule or regulation.
whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (x) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (y) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (z) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Administrative Agent, the Co-Collateral Agents or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Administrative Agent, the Co-Collateral Agents and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.
     Section 3.10 Further Assurances.
          (a) The Seller and the Collection Agent each agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may (whether at the direction of the Instructing Group or otherwise) reasonably request, in order to perfect, protect or more fully evidence or maintain the validity and effectiveness of the Purchase Interests purchased by the Purchasers hereunder, to carry out more effectively the purposes of the Transaction Documents and to enable the Administrative Agent or the Co-Collateral Agents to exercise and enforce any of their respective rights and remedies under the Transaction Documents. Without limiting the generality of the foregoing, the Seller and the Collection Agent each will, in order to perfect, protect or evidence such Purchase Interests: (i) file or cause to be filed such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices as the Administrative Agent may reasonably request; (ii) from and after the date hereof, mark conspicuously each invoice evidencing each Receivable with a legend stating that such Receivable and related contract has been sold, transferred and assigned to the Seller; and (iii) mark its master data processing records evidencing such Receivables and related contracts with such legend. The Collection Agent also agrees to provide to the Administrative Agent from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Transaction Documents.
          (b) The Seller hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any of the contracts, or Receivables and the Related Security and Collections with respect thereto, now existing or hereafter arising, without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering all or any of the contracts, or Receivables and the Related Security and Collections with respect thereto shall be sufficient as a financing statement where permitted by law.
          (c) If the Collection Agent or the Seller fails to perform any agreement contained herein, then after notice to the Collection Agent or the Seller, as applicable, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable costs and expenses of the Administrative Agent incurred in connection therewith shall be payable by the Seller under Section 6.1 or Section 6.3, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Co-Collateral Agents, the Administrative Agent and each Purchaser, as of the date hereof and each date on which Receivables are transferred hereunder, that:
     (a) Corporate Existence and Power. Each of the Seller and each Swift Entity is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have an adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Co-Collateral Agents, the Administrative Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of a material portion of the Receivables.
     (b) Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Swift Entity of each Transaction Document to which it is a party and the creation of all security interests provided for herein and therein (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter or by-laws or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Lien on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller or any Swift Entity.
     (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person (other than the parties hereto) is required in connection with the execution, delivery and performance by the Seller or any Swift Entity of any Transaction Document to which it is a party or any transaction contemplated thereby.
     (d) Binding Effect. Each Transaction Document to which the Seller or any Swift Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
     (e) Perfection of Ownership Interest. Except with respect to the interest in Receivables transferred pursuant to the Initial Purchase, immediately preceding its sale of Receivables to the Seller, the applicable Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Lien. The Seller owns the Receivables, Related Security and Collections free of any Lien other than the interests of the Purchasers (through the Administrative Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables, Related Security and Collections to the extent of its Purchase Interest then in effect. Other than the ownership or security interest granted to the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser) pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables, Related Security or the Collections. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller or any Originator that include a description of collateral covering the Receivables, Related Security or the Collections other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or with respect to which a UCC termination statement has been filed on or prior to the date hereof. The Administrative Agent has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables by Seller hereunder.
     (f) Accuracy of Information. All information furnished by the Seller, any Swift Entity or any Affiliate of any such Person to the Co-Collateral Agents, the Administrative Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).
     (g) No Actions, Suits. Except as disclosed on Schedule III attached hereto or in financial statements and/or notices delivered on or prior to the date of this Agreement, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller or any Swift Entity, or any of their respective properties, that (i) if adversely determined, in the aggregate, may have a Material Adverse Effect on the Seller or any Swift Entity or on the collectibility of a material portion of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller or any Swift Entity is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a Material Adverse Effect.
     (h) No Material Adverse Effect. Since December 31, 2007, there has been no Material Adverse Effect.
     (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits C-E (listing offices and names of the Seller and the Originators and where they maintain Records; the Subsidiaries; and Lock-Boxes) is true and complete, subject to any changes permitted by, and notified to the Administrative Agent and the Co-Collateral Agents in accordance with, Article V. None of the Seller’s or Originators’ jurisdictions of organization, chief executive offices and principal places of business have changed within the past 12 months (or such shorter period as the Seller has been in existence). Neither the Seller nor the Originators has been known by or used any corporate, fictitious or trade name other than a name set forth on Exhibit D. Exhibit D lists the federal employer identification numbers of the Seller and the Originators. The Seller has delivered a copy of all Lock-Box Agreements to the Administrative Agent. The Seller has not granted any Lien in any Lock-Box or Lock-Box Account to any Person other than the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and each Purchaser) and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Administrative Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.
     (j) Sales by the Originators. Each sale by the Originators to the Seller of an interest in Receivables, Related Security and the Collections has been made in the ordinary course of business and in accordance with the terms of the Purchase Agreement, the Credit Agreement and the Indentures, including the payment by the Seller to the Originators of the purchase price described in the Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the applicable Originator to the Seller.
     (k) ERISA. The Seller has not maintained, contributed to or incurred or assumed any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except such obligation or contingent obligation that arises as a matter of law solely as a result of an ERISA Affiliate’s sponsorship of a Plan, Multiemployer Plan or Welfare Plan.
     (l) Credit and Collection Policy. The Seller has not extended or modified the terms of any Receivable or the contract under which any such Receivable arose, except in accordance with the Credit and Collection Policy.
     (m) Tax. The Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of Taxes, including interest and penalties, required to be paid by it, except for such Taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (a) above would not subject the Co-Collateral Agents, the Administrative Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests included in the Receivables, the Related Security, the Collections, the Purchase Agreement, the Lock-Box Accounts or proceeds thereof.
     (n) Investment Company Act. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
     (o) Solvency. Both before and after giving effect to (i) each Purchase to be made on the date hereof or such other date as Purchases requested hereunder are made, (ii) the disbursement of the proceeds of any Investment, (iii) the consummation of each other transaction contemplated by the other Transaction

Documents and (iv) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is Solvent.
     (p) Eligible Receivables. Each Receivable which the Seller or the Initial Collection Agent has identified as comprising part of the Eligible Receivable Balance as of the date of any calculation of the Sold Interest as part of the Eligible Receivable Balance in a Periodic Report was an Eligible Receivable as of the date of such calculation.
     (q) Lock-Box Arrangements. The Seller has delivered a copy of all Lock-Box Agreements to the Administrative Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than (i) the Administrative Agent and (ii) Persons whose interests therein have been terminated on or prior to the date hereof and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Administrative Agent will have the right to exercise exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank in accordance with the provisions of the related Lock-Box Letter.
     (r) Margin Regulation. The Seller is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (s) Designation of Seller as “Receivables Subsidiary”, Etc. The Seller has been properly designated as a “Receivables Subsidiary” under and as defined in the Credit Agreement and the Indentures. The transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the sales of Receivables, Related Security and proceeds thereof made by the Seller to the Purchasers from time to time pursuant to this Agreement, constitute “Qualified Receivables Transactions” under and as such term is defined in the Credit Agreement and the Indentures.
     (t) Location of Records. All Records are kept at a location owned and controlled by the Initial Collection Agent or one or more of the Swift Entities that have executed the Performance Guarantee.
     Section 4.2 Representations and Warranties of the Initial Collection Agent. The Initial Collection Agent represents and warrants to the Co-Collateral Agents, the Administrative Agent and each Purchaser, as of the date hereof and each date on which Receivables are transferred hereunder, that:
     (a) Reserved.
     (b) Margin Regulations; Investment Company Act. The Collection Agent is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. The Initial Collection Agent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
     (c) Accuracy of Exhibits. All information on Exhibits C and D is true and complete, subject to any changes permitted by, and notified to the Administrative Agent and the Co-Collateral Agents in accordance with Article V. The Initial Collection Agent’s jurisdiction of organization, chief executive office and principal place of business has not changed within the past 12 months. The Initial Collection Agent has not been known by or used, any corporate, fictitious or trade name other than the name set forth in Exhibit D.
     (d) Eligible Receivables. Each Receivable which the Initial Collection Agent has identified as comprising part of the Eligible Receivable Balance as of the date of any calculation of the Sold Interest as part of the Eligible Receivable Balance in a Periodic Report was an Eligible Receivable as of the date of such calculation; provided that in no event shall the Administrative Agent, the Co-Collateral Agents or any Purchaser have any recourse against the Initial Collection Agent under this clause (d) for any determination that a Receivable in its good faith and to its knowledge reported as eligible in a prior Periodic Report no longer comprises part of the Eligible Receivable Balance.
     (e) Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Collection Agent has (x) timely filed all tax returns required to be filed and all such tax returns are true and correct, (y) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (z) satisfied all of its Tax withholding obligations; (ii) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Swift Entity and (iii) the Collection Agent and each of its Subsidiaries has not in the three years prior to the date hereof participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.
     (f) ERISA Compliance. (i) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.
     (ii) (x) No ERISA Event has occurred or is reasonably expected to occur and (y) neither the Collection Agent nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (iii) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (y) no Swift Entity has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.
     (g) Disclosure. As of the date hereof, no report, financial statement, certificate or other written information furnished by or on behalf of the Collection Agent or any of its subsidiaries to any of the Administrative Agent, the Co-Collateral Agents or Purchasers in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Transaction Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as of the date hereof only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Collection Agent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
     (h) Anti-Terrorism Laws. No Swift Entity thereof (i) is, or is controlled by or is acting on behalf of, a Terrorism Party; (ii) has received funds or other property from a Terrorism Party; (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law or (iv) has not taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.
     (i) Credit and Collection Policy. The Collection Agent has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder. The Collection Agent has not extended or modified the terms of any Receivable or the contract under which any such Receivable arose, except in accordance with the Credit and Collection Policy.
     (j) Contracts, Pool Receivables, Related Security and Collections. No effective financing statement or other instrument similarly in effect covering any contract or any Receivable, Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Agreement or in favor of the Seller and the Administrative Agent relating to the Purchase Agreement.

ARTICLE V
COVENANTS
     Section 5.1 Covenants of the Seller and the Collection Agent. The Seller and the Collection Agent (as applicable) hereby covenant and agree to comply with the following covenants and agreements, unless the Administrative Agent (with the consent of the Instructing Group) shall otherwise consent:
     (a) Financial Reporting. The Seller will, and will cause each Swift Entity to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Administrative Agent and the Co-Collateral Agents:
     (i) Annual Financial Statements. Within 90 days after each fiscal year of (A) the Parent, copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes, but without qualification or exception) certified by independent certified public accountants satisfactory to the Co-Collateral Agents and prepared on a consolidated basis in conformity with GAAP, and (B) the Seller, the unaudited annual balance sheet for the Seller and an unaudited annual profit and loss statement for the Seller certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended, together with a certificate of a Designated Financial Officer stating that such financial statements present fairly, in all material respects, the financial position of the relevant Swift Entity as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes that shall have been disclosed in the notes to the financial statements) and that, to the best knowledge of such Designated Financial Officer after due inquiry, no Termination Event or Potential Termination Event has occurred and is continuing;
     (ii) Quarterly Financial Statements. Beginning with the second quarter of 2008, within 45 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in Section 5.l(a)(i)(A) and (B) the Seller, the unaudited quarterly balance sheet for the Seller and an unaudited profit and loss statement for the Seller for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with Section 5.1(a)(i)(B), together with a certificate of a Designated Financial Officer stating that such financial statements present fairly, in all material respects, the financial position of the relevant Swift Entity as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior quarters (except for changes that shall have been disclosed in the notes to the financial statements) and that, to the best knowledge of such Designated Financial Officer after due inquiry, no Termination Event or Potential Termination Event has occurred and is continuing;
     (iii) Credit Agreement Reports. Promptly upon becoming available, a copy of each Annual Report, Quarterly Report and Current Report provided by or on behalf of the Swift Entities or, to the extent reasonably available, their Affiliates to the lenders under the Credit Agreement;
     (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange; and
     (v) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of each Swift Entity and, to the extent reasonably available, its Affiliates as may be requested by the Co-Collateral Agents, the Administrative Agent or any Purchaser.
     (b) Notices. Promptly and in any event within three days upon becoming aware of any of the following the Seller will notify the Administrative Agent (and the Administrative Agent shall promptly notify the Purchasers of) and provide a description of:
     (i) Potential Termination Events. The occurrence of any Potential Termination Event;
     (ii) Representations and Warranties. The failure of any representation or warranty of any Swift Entity in any Transaction

Document to be true (when made or at any time thereafter) in any material respect;
     (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding that could result in a liability in excess of the Threshold Amount to any Swift Entity or any Affiliate thereof or that could impair the collectibility or quality of a material portion of the Receivables, the Related Security or the Collections;
     (iv) Judgments. The entry of any judgment or decree against the Seller or any Swift Entity if the aggregate amount of all judgments then outstanding against the Seller and the Swift Entities exceeds the Threshold Amount;
     (v) Changes in Business. Any change in, or proposed change in, the character of any Swift Entity’s business that has impaired or could reasonably be expected to impair the collectibility or quality of a material portion of the Receivables, the Related Security or the Collections; or
     (vi) Material Adverse Effect. Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Conduct of Business. The Seller will perform, and will cause each Swift Entity to perform, and the Collection Agent will perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.
     (d) Compliance with Laws. The Seller will comply, and will cause each Swift Entity to comply, and the Collection Agent will comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject.
     (e) Furnishing Information and Inspection of Records. The Seller and the Collection Agent will furnish to the Co-Collateral Agents, the Administrative Agent and the Purchasers such information concerning the Receivables, the Related Security and the Collections as the Co-Collateral Agents, the Administrative Agent or a Purchaser may request. The Seller will, and will cause each Originator to, permit, and the Collection Agent will permit, at any time during regular business hours, the Co-Collateral Agents, the Administrative Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or such Originator’s officers, directors, employees or independent public accountants having knowledge of such matters. Twice a year (or more frequently in the Administrative Agent’s or the Co-Collateral Agents’ judgment during the occurrence and continuation of a Termination Event), the Administrative Agent or the Co-Collateral Agents may (at the expense of the Seller based upon the following: (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each audit performed by personnel employed by the Administrative Agent, or (ii) the actual charges paid or incurred by the Administrative Agent if it elects to employ the services of an independent public accounting firm) conduct or have an independent public accounting firm conduct an audit of the Records or make test verifications and/or field audits of the Receivables, the Related Security and Collections; provided that prior to the occurrence of a Termination Event, the Administrative Agent or the Co-Collateral Agents may conduct or have an independent public accounting firm conduct an audit of the Records or make test verifications and/or field audits of the Receivables, the Related Security and Collections in excess of twice a year in the Administrative Agent’s or the Co-Collateral Agents’ sole discretion at the Administrative Agent’s or the Co-Collateral Agents’ own expense, as applicable.
     (f) Keeping Records. (i) The Seller will, and will cause each Originator to, and the Collection Agent will, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller and the Collection Agent will give the Administrative Agent prior notice of any material change in such administrative and operating procedures. All Records shall be kept at a location owned and controlled by the Initial Collection Agent or one or more of the Swift Entities that have executed the Performance Guarantee.
     (ii) The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Administrative Agent’s and the Purchasers’ interest in the Receivables, the Related Security and the Collections and (B) upon the request of the Administrative Agent in the case of Receivables constituting chattel paper, so mark each contract relating to a Receivable and deliver to the Administrative Agent, all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Administrative Agent may specify.
     (g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Administrative Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Administrative Agent, the Co-Collateral Agents and the Purchasers to exercise and enforce all their rights hereunder and to vest and maintain vested in the Administrative Agent a valid, first priority perfected security interest in the Receivables, the Related Security the Collections, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Lien (and a perfected ownership interest in the Receivables, the Related Security and Collections to the extent of the Sold Interest). The Administrative Agent is hereby authorized to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature. The Seller hereby authorizes and appoints the Administrative Agent as its designees to sign and file any continuation statements, amendments thereto and assignments thereof against each Originator.
     (ii) The Seller will, and will cause each Originator to, only change its name, identity or corporate structure or relocate its chief executive office or the Records following 30 days advance notice to the Administrative Agent and the delivery to the Administrative Agent of all financing statements, instruments and other documents (including direction letters) requested by the Administrative Agent or the Co-Collateral Agents.
     (iii) Each of the Seller and each Originator will at all times be organized under the laws of a jurisdiction in the United States of America (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or any Originator is located in, or organized under the laws of, a jurisdiction that imposes Taxes, fees or other charges to perfect the Administrative Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Administrative Agent, the Co-Collateral Agents and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.
     (h) Performance of Duties. The Seller will perform, and will cause each Swift Entity and the Collection Agent (if an Affiliate) to perform, and the

Collection Agent will perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Swift Entity to, and the Collection Agent will, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with, and originate and service the Receivables in accordance with, the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Administrative Agent, the Co-Collateral Agents or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.
     (i) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or any Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Co-Collateral Agents and the Purchasers and promptly (but in any event within one Business Day after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate or any funds not constituting either Collections or any other funds to which the Administrative Agent, the Co-Collateral Agents or any Purchaser is entitled to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, and the Collection Agent will not, commingle Collections or other funds to which the Administrative Agent, the Co-Collateral Agents or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit the Originators to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit E if the Administrative Agent and the Co-Collateral Agents have received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit F (with such changes as are acceptable to the Administrative Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Administrative Agent.
     (j) Sales and Liens Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit the Originators to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Lien upon, any Receivable or any proceeds thereof.
     (k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not, and will not permit the Originators to, and the Collection Agent will not, extend, amend, rescind or cancel any Receivable.

     (l) Change in Business or Credit and Collection Policy. The Seller and the Collection Agent will not make any material change in the character of their respective business and will not, and will not permit any Originator to, make any material change to the Credit and Collection Policy without the prior written consent of the Co-Collateral Agents.
     (m) Certain Agreements. The Seller shall not (and shall not permit any Originator to) and the Collection Agent shall not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws. The Seller and the Collection Agent shall exercise their respective rights and remedies under the Purchase Agreement only in accordance with the written instructions of the Co-Collateral Agents.
     (n) Other Business. The Seller shall not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.). The Seller shall not incur or permit to exist in respect of it any indebtedness for borrowed money of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes.
     (o) Nonconsolidation. The Seller shall operate in such a manner that the separate corporate existence of the Seller would not be disregarded in the event of the bankruptcy or insolvency of any Swift Entity and Affiliate thereof and, without limiting the generality of the foregoing:
     (i) the Seller shall not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
     (ii) to the extent the Seller’s office is located in the offices of any Affiliate of the Seller, the Seller shall at all times pay fair market rent for such office space and a fair share of any overhead costs associated therewith;

     (iii) the Seller shall cause the financial statements, books, accounting records and other corporate documents and records of the Seller and the Originators to reflect the separate corporate existence of the Seller;
     (iv) except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, the Seller shall not permit any Swift Entity or Affiliate thereof to (A) pay the Seller’s expenses, (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise;
     (v) the Seller will not act as agent for any Swift Entity or Affiliate, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables;
     (vi) the Seller will not commingle its assets with those of any Swift Entity or Affiliate or any other entity, and not hold itself out as being liable for the debts of another,
     (vii) the Seller will maintain the Seller’s books of account and payroll (if any) separate from those of any Swift Entity or Affiliate;
     (viii) the Seller will act solely in its corporate name and through its own authorized officers and agents, invoices and letterhead in a manner designed not to mislead third parties as to the separate identity of the Seller;
     (ix) the Seller will not permit any Swift Entity or Affiliate to mislead third parties by conducting or appearing to conduct business on behalf of the Seller or expressly or impliedly representing or suggesting that any Swift Entity or Affiliate is liable or responsible for the debts of the Seller or that the assets of such Swift Entity or Affiliate are available to pay the creditors of the Seller;
     (x) the Seller will maintain an arm’s-length relationship with each Originator and will separately manage its liabilities from those of any Swift Entity or Affiliate and pay its own liabilities, including all administrative expenses, from its own separate assets, provided that the Seller’s stockholder or other Affiliates may pay certain of the organizational costs of the Seller, and the Seller shall reimburse any Affiliate for its allocable portion of shared expenses paid by such Affiliate;

     (xi) the Seller will pay from its own assets all obligations and indebtedness of any kind incurred by the Seller;
     (xii) the Seller shall continuously maintain the resolutions, agreements and other instruments underlying the transactions described in the Transaction Documents as official records;
     (xiii) the Seller shall, and shall cause each Swift Entity to, comply with and not act contrary to (and cause to be true and correct) each of the facts and assumptions contained in the opinions of Snell & Wilmer L.L.P. delivered pursuant to the Transaction Documents; and
     (xiv) the Seller shall at all times have at least one Independent Director (as defined in the Certificate of Incorporation of the Seller as of the date hereof) on its board of directors.
     (p) Mergers, Consolidations and Acquisitions. The Seller shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreement.
     (q) Payment of Taxes. The Seller shall pay and discharge before the same shall become delinquent, all lawful governmental claims, Taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Seller in conformity with GAAP.
     (r) Compliance with Organization Documents. The Seller shall comply with, and cause compliance with, the provisions of the organization documents of the Seller delivered to the Administrative Agent pursuant to Section 7.1(a) as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
     (s) Restricted Payments. The Seller shall not directly or indirectly, declare, order, pay, make or set apart any sum for any redemption, retirement or cancellation of the Seller’s Equity Interests or any Subordinated Note other than pursuant to or in accordance with the Transaction Documents, provided that payment of dividends by the Seller to its parent, Swift Transportation

Corporation, shall be permitted so long as no amounts are due and owing to any of the Co-Collateral Agents, the Administrative Agent or the Purchasers at such time and the Sold Interest is less than 100%.
     (t) Accounting. Except as required in connection with any changes in applicable law or GAAP made after the date hereof, the Seller shall not account for, and the Collection Agent shall not cause or permit the Seller to account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Purchase Agreement in any manner other than as sales of Receivables by any Originator to the Seller, or account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Purchase Interests by the Seller to the Administrative Agent for the account of the Purchasers.
     (u) Affiliate Transactions. Except as contemplated or permitted by the Transaction Documents, the Seller shall not enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Seller other than as permitted by Section 5.1(s) hereof.
     (v) ERISA. The Seller shall not adopt, maintain, contribute to or incur or assume any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except such obligation or contingent obligation that arises as a matter of law solely as a result of an ERISA Affiliate’s sponsorship of a Plan, Multiemployer Plan or Welfare Plan.
     (w) Purchase Agreement. The Seller shall not (i) cancel or terminate the Purchase Agreement or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Purchase Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Purchase Agreement or (iv) take any other action under the Purchase Agreement not required by the terms thereof that would impair the value of any Receivables or the rights or interests of the Seller thereunder or of the Administrative Agent, the Co-Collateral Agents, any Purchaser or Indemnified Party hereunder or thereunder.
     (x) Voluntary Petitions. The Collection Agent shall not cause the Seller to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws.
     (y) Limitations on Certain Modifications to Credit Agreement and Indentures. The Seller and the Collection Agent will not make or consent to, and will not permit any Originator to, make or consent to, any amendment or modification to the definition of “Receivables Assets”, “Receivables Subsidiary”, “Receivables Transaction”, “Qualified Receivables Transaction” or “Standard Securitization Undertakings” as such terms are defined in the Credit Agreement and the Indentures as in effect on the date hereof, without the prior written consent of the Co-Collateral Agents such consent not to be unreasonably withheld, provided, however, without limiting the rights of the Co-Collateral Agents, it shall be reasonable for the Co-Collateral Agents to withhold consent if such amendment or modification would make the Agreement and any transaction contemplated hereunder not permitted under the Credit Agreement or Indentures, or adversely impact the Receivables, the Related Security or the proceeds thereof, or any sale thereof or the granting of any Lien thereon in connection with the securitization transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE VI
INDEMNIFICATION
     Section 6.1 Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, each Indemnified Party from and against any and all Indemnified Losses at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrative Agent or the Co-Collateral Agents as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (x) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (y) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (z) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Administrative Agent, the Co-Collateral Agents or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (x), (y) and (z) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:
     (a) any representation or warranty made by the Seller, any other Swift Entity or Affiliate thereof or the Collection Agent, if it is a Swift Entity, (or any employee or agent of the Seller, any Swift Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any other Swift Entity or Affiliate thereof or the Collection Agent, if it is a Swift Entity, pursuant hereto, which shall have been false or incorrect when made or deemed made;
     (b) the failure by the Seller, any other Swift Entity or Affiliate thereof, or the Collection Agent, if it is a Swift Entity, to comply with any applicable law, rule or regulation related to any Receivable or the Related Security, or the nonconformity of any Receivable or the Related Security with any such applicable law, rule or regulation or the failure by the Seller to satisfy any of its obligations under any Transaction Documents;
     (c) the failure of the Seller to vest and maintain vested in the Administrative Agent, for the benefit of itself, the Co-Collateral Agents and the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Lien;
     (d) any commingling of funds (whether or not permitted pursuant to the terms of the Transaction Documents) to which the Co-Collateral Agents, the Administrative Agent or any Purchaser is entitled hereunder with any other funds;
     (e) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;
     (f) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the rendering of services related to such Receivable or the furnishing or failure to furnish any such services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
     (g) any failure of the Seller or any Swift Entity to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);
     (h) any action taken by the Administrative Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);
     (i) any environmental liability, product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents;
     (j) any Receivable which is stated to be, but is not as of the applicable Purchase Date, an Eligible Receivable;
     (k) the failure of the Seller to have filed, or any delay by the Seller in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time unless such failure results directly and solely from the Administrative Agent’s failure to take appropriate action;
     (l) any action or omission by the Seller reducing or impairing the rights of any Purchaser of a Purchase Interest under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Receivable;
     (m) any cancellation or modification of a Receivable, the related contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express consent of the Administrative Agent or a Collection Agent that is not an Originator or an Affiliate of an Originator;
     (n) any investigation, litigation (other than any litigation between the Seller and an Indemnified Party in which the Seller is the prevailing party) or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, any Receivable, the related contract or Related Security;
     (o) any failure by the Seller to pay when due any Taxes, including without limitation sales, excise or personal property taxes, payable by the Seller in connection with any Receivable or the related contract or any Related Security with respect thereto;
     (p) any claim brought by any Person other than an Indemnified Party arising from any activity of the Seller in servicing, administering or collecting any Receivable; or
     (q) the use of the proceeds of the sales under this Agreement or the Purchase Agreement.
     Section 6.2 Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Administrative Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Administrative Agent or any other Funding Party, the Seller shall pay to the Administrative Agent (with respect to amounts owed to it or any Purchaser), for the account of the Person such additional amounts as will compensate the Administrative Agent or such Purchaser (or, in the case of any Purchaser, will enable such Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Administrative Agent have been negotiated on the basis that the unused portion of the Purchaser’s Commitment is treated as a “short term commitment” for which there is no regulatory capital requirement. If any Purchaser determines it is required to maintain capital against its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.
     Section 6.3 Other Costs and Expenses. The Seller shall pay to the Co-Collateral Agents or any Purchaser (with respect to amounts owed to each of them, respectively) on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Administrative Agent’s rights in the Receivables, Related Security and Collections, (d) the enforcement by any of the Co-Collateral Agents, the Administrative Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Administrative Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Co-Collateral Agents or the Administrative Agent relating to any of the foregoing or to advising the Co-Collateral Agents, the Administrative Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Co-Collateral Agents, the Administrative Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event, including but not limited to costs and expenses in connection with the enforcement of any of the Co-Collateral Agents’, the

Administrative Agent’s or the Purchasers’ rights and remedies against an Obligor under a Receivable, any audits or other accounting procedures (subject to the limitations set forth in Section 5.1(e)) and any workout or restructuring. The Seller shall reimburse each Purchaser for any amounts such Purchaser must pay to any Funding Source pursuant to the related Transfer Agreement, this Agreement and the Funding Agreements related thereto on account of any Tax. The Seller shall reimburse the Purchaser on demand for all other costs and expenses incurred by the Purchaser or any shareholder of the Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the fees and out-of-pocket expenses of counsel of the Co-Collateral Agents, the Administrative Agent, the Purchaser or any shareholder, or administrator, of the Purchaser for advice relating to the Purchaser’s operation.
     Section 6.4 Withholding Taxes.
          (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future Taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, the Administrative Agent and the Co-Collateral Agents free and clear of such Taxes (including such Taxes on such additional amount) is equal to the amount that Purchaser, the Administrative Agent or the Co-Collateral Agents (as the case may be) would have received had such withholding not been made. If the Co-Collateral Agents, the Administrative Agent or any Purchaser pays any such Taxes, penalties or interest the Seller shall reimburse the Co-Collateral Agents, the Administrative Agent or such Purchaser, as applicable, for that payment on demand. If the Seller pays any such Taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Administrative Agent on or before the 30th day after payment.
          (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the United States of America or any state thereof such Purchaser shall deliver to the Seller and the Administrative Agent each two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Administrative Agent or the Seller.
          Section 6.5 Payments and Allocations. If any Person seeks compensation pursuant to Section 6.1 or 6.2 of this Article VI, such Person shall deliver to the Seller, the Administrative Agent, the Co-Collateral Agents a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error. The Seller shall pay to the Administrative Agent(with respect to amounts owed to it or any Purchaser), for the account of such Person the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied.
     (a) On or before such date, the Seller shall deliver to the Co-Collateral Agents and the Administrative Agent the following documents in form, substance and quantity acceptable to the Co-Collateral Agents and the Administrative Agent:
     (i) A certificate of the Secretary of each of the Seller, each Originator and the Initial Collection Agent certifying (i) the resolutions of the Seller’s and each Swift Entity’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or any Swift Entity’s behalf a Transaction Document (on which certificate the Administrative Agent, the Co-Collateral Agents and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and each Swift Entity’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller’s and each Swift Entity’s by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller or any Swift Entity is incorporated or has its principal place of business;
     (ii) All instruments and other documents required, or deemed desirable by the Administrative Agent, to perfect the Administrative Agent’s first priority interest in the Receivables, Related Security, Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions;
     (iii) For each Originator and Seller, UCC search reports from each jurisdiction where such Person is incorporated;
     (iv) Executed copies of (A) all third party consents and authorizations necessary in connection with the Transaction Documents (B) all Lock-Box Letters, (C) a Monthly Report covering the calendar month ended June 30, 2008, (D) a Weekly

Report covering the calendar week ended July 25, 2008 and (E) each Transaction Document;
     (v) Favorable opinions of counsel to the Seller and each Swift Entity covering such matters as the Administrative Agent or the Co-Collateral Agents may request, including but not limited to opinions satisfactory to the Administrative Agent and the Co-Collateral Agents to the effect that the sale of Receivables from each Originator to the Seller constitutes “true sales”, that the Seller will not be substantively consolidated with such Originator or its Affiliates in a case under the Bankruptcy Code and as to the enforceability of the Transaction Documents, compliance with all laws and regulations (including Regulation U of the FRB) and the perfection of all ownership and other interests purported to be granted under the Transaction Documents;
     (vi) Such other approvals, officer certificates, opinions or documents as the Administrative Agent or the Co-Collateral Agents may request.
     (vii) Each Purchaser that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) shall have obtained, verified and recorded the information that identifies Seller and Originators.
     (viii) The Administrative Agent and the Co-Collateral Agents shall have received lien release agreements in form and substance reasonably satisfactory to them, evidencing the release (A) by the trustee under each of the Indentures of any and all Liens in the Receivables, Related Security and Collections granted in favor of such trustee, and (B) the release by the administrative agent under the Credit Agreement of any and all Liens in the Receivables, Related Security and Collections granted in favor of such administrative agent, together with UCC financing statement amendments evidencing the release of Liens referred to in the immediately preceding clauses (A) and (B), the filing of which by the Administrative Agent shall have been authorized in writing by the trustees under the Indentures and the administrative agent under the Credit Agreement, respectively.
     (b) Maintenance by the Swift Entities of the Minimum Liquidity.
     (c) Absence of a Material Adverse Effect since December 31, 2007.
     (d) The Administrative Agent and the Co-Collateral Agents shall have received all fees and expenses (including, but not limited to, reasonable fees and expenses of counsel to the Administrative Agent and the Co-Collateral Agents) required to be paid on the date hereof, pursuant to the terms of this Agreement and the Fee Letter.
     Section 7.2 Conditions to Each Purchase. The obligation of each Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(h) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:
     (a) no Potential Termination Event shall then exist or shall occur as a result of the Purchase;
     (b) the Termination Date has not occurred;
     (c) after giving effect to the application of the proceeds of such Purchase, (i) the Purchaser’s Investment would not exceed such Purchaser’s Commitment, (ii) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (iii) the outstanding Aggregate Investment would not exceed the Maximum Aggregate Investment;
     (d) the representations and warranties of the Seller in Section 4.1, the representations and warranties of the Initial Collection Agent in Section 4.2, and the representations and warranties of the Originators in Sections 4.1 and 4.2 of the Purchase Agreement are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date), except that any representation and warranty that is qualified as to materiality, Material Adverse Effect or similar language shall be true and correct in all respects on the relevant date;
     (e) each of the Seller and each Swift Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V);
     (f) all reports and other information required by the Transaction Documents to have been delivered to the Administrative Agent, the Co-Collateral Agents or the Purchasers have been delivered;
     (g) the Purchase will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which the Purchase may be subject; and
     (h) absence of a Material Adverse Effect since December 31, 2007.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE CO-COLLATERAL AGENTS
     Section 8.1 Appointment and Authorization.
          (a) Each Purchaser hereby irrevocably designates and appoints (i) Wells Fargo Foothill, LLC as the “Administrative Agent”, and (ii) Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, LLC and General Electric Capital Corporation as the “Co-Collateral Agents”, under the Transaction Documents and authorizes the Administrative Agent and the Co-Collateral Agents to take such actions and to exercise such powers as are delegated to the Administrative Agent and the Co-Collateral Agents thereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Administrative Agent and the Co-Collateral Agents shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent or the Co-Collateral Agents. The Administrative Agent and the Co-Collateral Agents do not assume, nor shall they be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent or the Co-Collateral Agents ever be required to take any action which exposes the Administrative Agent or the Co-Collateral Agents to personal liability or which is contrary to the provision of any Transaction Document or applicable law.
          (b) Reserved.
          (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Co-Collateral Agents and the Purchasers, and none of the Seller or any Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which the Administrative Agent, the Co-Collateral Agents or each Purchaser may have to the Seller or any Collection Agent under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of the Administrative Agent or the Co-Collateral Agents in relation to another unaffiliated Purchaser.
          (d) In performing their functions and duties hereunder, the Administrative Agent and the Co-Collateral Agents shall act solely as the agents of the Purchasers and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Collection Agent or any of their successors and assigns.

     Section 8.2 Delegation of Duties. The Administrative Agent and the Co-Collateral Agents may execute any of their duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and the Co-Collateral Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.
     Section 8.3 Exculpatory Provisions. (a) None of the Administrative Agent, the Co-Collateral Agents or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent and the Co-Collateral Agents shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Swift Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Swift Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Administrative Agent and the Co-Collateral Agents shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller or any Swift Entity. In performing their functions and duties hereunder and under the other Transaction Documents, the Administrative Agent and the Co-Collateral Agents are acting solely on behalf of the Purchasers and their duties are entirely administrative in nature. The Administrative Agent and the Co-Collateral Agents do not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Transaction Documents or any other relationship as the agent, fiduciary or trustee of or for any Purchaser or holder of any other obligation under any Transaction Document. The Administrative Agent and the Co-Collateral Agents may perform any of their duties under any Transaction Document by or through their agents or employees.
          (b) Neither the Administrative Agent nor the Co-Collateral Agents shall have any obligation whatsoever to any Purchaser to assure that the Receivables, Collections or Related Security exists or is owned by Seller or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s interest therein has been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Co-Collateral Agents pursuant to any of the Transaction Documents, it being understood and agreed that in respect of the Receivables, Related Security and Collections, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent and each of the Co-Collateral Agents may act in any manner it may deem appropriate, in its sole discretion given its own interest in the Receivables, Related Security and Collections in its capacity as one of the Purchasers and that it shall have no other duty or liability whatsoever to any Purchaser as to any of the foregoing, except as otherwise provided herein.
     Section 8.4 Reliance by Administrative Agent and Co-Collateral Agents. (a) The Administrative Agent and the Co-Collateral Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrative Agent or the Co-Collateral Agents. The Administrative Agent and the Co-Collateral Agents shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless they shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as they deem appropriate.
          (b) The Administrative Agent and the Co-Collateral Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrative Agent and the Co-Collateral Agents.
          (c) Only the Instructing Group may request or direct the Administrative Agent or the Co-Collateral Agents to take action, or refrain from taking action, under this Agreement on behalf of the Purchasers. The Administrative Agent and the Co-Collateral Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Instructing Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Purchasers.
          (d) Unless otherwise advised in writing by any Purchaser on whose behalf the Administrative Agent or the Co-Collateral Agents are purportedly acting, each party to this Agreement may assume that (i) the Administrative Agent and the Co-Collateral Agents are acting for the benefit of each of the Purchasers, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by the Administrative Agent and the Co-Collateral Agents has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf they are purportedly acting.
          (e) Neither the Administrative Agent, the Co-Collateral Agents, nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them as Administrative Agent or Co-Collateral Agents under or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto (including, without limitation, the Administrative Agent’s servicing, administering or collecting Receivables pursuant to Article III), or in respect of the transactions thereunder, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as otherwise agreed by the Administrative Agent, the Co-Collateral Agents and any Purchaser, as applicable, each of the Administrative Agent and the Co-Collateral Agents: (i) may consult with legal counsel (including counsel for the Seller, the Collection Agent or any Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto on the part of the Seller or any Originators or to inspect the property (including the books and records) of the Seller or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Purchase Agreement; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.
     Section 8.5 Assumed Payments. Unless the Administrative Agent shall have received notice before the date of any Incremental Purchase that a Purchaser will not make available to the Administrative Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Administrative Agent may assume such Purchaser has made such amount available to the Administrative Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Administrative Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Administrative Agent, such Purchaser and the Seller hereby agrees to pay the Administrative Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Administrative Agent, together with interest thereon for each day from the date of such payment by the Administrative Agent until the date the requisite amount is repaid to the Administrative Agent, at a rate per annum equal to the Alternate Base Rate.
     Section 8.6 Notice of Termination Events. The Administrative Agent and the Co-Collateral Agents shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Administrative Agent and the Co-Collateral Agents have received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential

Termination Event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser and the Co-Collateral Agents. The Administrative Agent and the Co-Collateral Agents shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, in the case where there are only two Purchasers and neither Purchaser has a majority of the Commitments, either Purchaser except if the proposed action is a waiver of the consequences of the Potential Termination Event, in which case such waiver shall require the consent of the Instructing Group) (or, if otherwise required for such action, all of the Purchasers), but until the Administrative Agent or the Co-Collateral Agents receive such directions, the Administrative Agent and the Co-Collateral Agents may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent and the Co-Collateral Agents deem advisable and in the best interests of the Purchasers.
     Section 8.7 Non-Reliance on Administrative Agent, Co-Collateral Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Co-Collateral Agents, or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Co-Collateral Agents hereafter taken, including any review of the affairs of the Seller or any Originators, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Co-Collateral Agents. Each Purchaser represents and warrants to the Administrative Agent and the Co-Collateral Agents that, independently and without reliance upon the Administrative Agent, the Co-Collateral Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, any Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Administrative Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Administrative Agent and the Co-Collateral Agents shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, any Originators or any of their Affiliates that comes into the possession of the Administrative Agent or the Co-Collateral Agents or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 8.8 Agents and Affiliates. Each of the Purchasers, the Administrative Agent, the Co-Collateral Agents and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, each Originator or any of their Affiliates and Morgan Stanley, General Electric Capital Corporation and Wells Fargo Foothill, LLC may exercise or refrain from exercising their rights and powers as if they were not the Administrative Agent or the Co-Collateral Agents. With respect to the acquisition of the Receivables pursuant to this Agreement, each of the Administrative Agent and the Co-

Collateral Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though they were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of such agents in its individual capacity.
     Section 8.9 Indemnification. Each Purchaser shall indemnify and hold harmless the Administrative Agent, the Co-Collateral Agents and their respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Swift Entity and without limiting the obligation of the Seller or any Swift Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent, the Co-Collateral Agents or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent, the Co-Collateral Agents or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent, the Co-Collateral Agents or such Person as finally determined by a court of competent jurisdiction).
     Section 8.10 Successor Agent. Each of the Administrative Agent and the Co-Collateral Agents may resign at any time by giving written notice thereof to the Administrative Agent (in the case of a Co-Collateral Agent), Purchasers, the other Co-Collateral Agents (in the case of a Co-Collateral Agent) and the Seller. Upon any such resignation, the Instructing Group shall have the right to appoint a successor Co-Collateral Agent or Administrative Agent (as applicable) with the consent of the Seller, such consent not to be unreasonably withheld. If no successor Co-Collateral Agent or Administrative Agent (as applicable) shall have been so appointed by the Instructing Group, and shall have accepted such appointment, within 30 days after the retiring agent’s giving of notice of resignation, then the retiring agent may, on behalf of the Purchasers, appoint a successor Co-Collateral Agent or Administrative Agent (as applicable), selected from among the Purchasers. In either case, such appointment shall be subject to the prior written approval of the Seller (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of a Termination Event) and the other Co-Collateral Agents or Administrative Agent. Upon the acceptance of any appointment as Co-Collateral Agent or Administrative Agent (as applicable), such successor agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents. Prior to any retiring agent’s resignation hereunder as Co-Collateral Agent or Administrative Agent (as applicable), the retiring agent shall take such action as may be reasonably necessary to assign to the successor Co-Collateral Agent or Administrative Agent (as applicable) its rights as Co-Collateral Agent or Administrative Agent (as applicable) under the Transaction Documents. After such resignation, the retiring Co-Collateral Agent or Administrative Agent (as applicable) shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was a Co-Collateral Agent or Administrative Agent (as applicable) under this Agreement and the other Transaction Documents. After any retiring Co-Collateral Agent’s or Administrative Agent’s (as applicable) resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Co-Collateral Agent or Administrative Agent (as applicable).
     Section 8.11 Field Audits and Examination Reports; Confidentiality; Disclaimers by Purchasers; Other Reports and Information. By becoming a party to this Agreement, each Purchaser:
     (a) is deemed to have requested that the Administrative Agent and the Co-Collateral Agents furnish such Purchaser, promptly after it becomes available, a copy of each field audit or examination report respecting the Seller or the Originators (each a “Report” and collectively, “Reports”) prepared by or at the request of the Administrative Agent or the Co-Collateral Agents (as applicable), and the Administrative Agent or the Co-Collateral Agents (as applicable) shall so furnish each Purchaser with such Reports,
     (b) expressly agrees and acknowledges that the Administrative Agent and the Co-Collateral Agents do not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent, Co-Collateral Agents or other party performing any audit or examination will inspect only specific information regarding the Seller and the Originators and will rely significantly upon the Seller’s, the Collection Agent’s and the Originators’ books and records, as well as on representations of the Seller’s personnel,
     (d) agrees to keep all Reports and other material, non-public information regarding the Seller and the Originators and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 9.10, and
     (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent, the Co-Collateral Agents and any such other Purchaser preparing a Report harmless from any action the indemnifying Purchaser may take or fail to take or any conclusion the indemnifying Purchaser may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying

Purchaser has made or may make to the Seller, or the indemnifying Purchaser’s participation in, or the indemnifying Purchaser’s purchase of, an Investment; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and the Co-Collateral Agents, and any such other Purchaser preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Administrative Agent, the Co-Collateral Agents and any such other Purchaser preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Purchaser.
          In addition to the foregoing: (x) any Purchaser may from time to time request of the Administrative Agent or the Co-Collateral Agents in writing that the Administrative Agent provide to such Purchaser a copy of any report or document provided by the Seller to the Administrative Agent or the Co-Collateral Agents (as applicable) that has not been contemporaneously provided by the Seller to such Purchaser, and, upon receipt of such request, the Administrative Agent or the Co-Collateral Agents (as applicable) promptly shall provide a copy of same to such Purchaser, and (y) to the extent that the Administrative Agent or the Co-Collateral Agents are entitled, under any provision of the Transaction Documents, to request additional reports or information from the Seller, any Purchaser may, from time to time, reasonably request the Administrative Agent or the Co-Collateral Agents to exercise such right as specified in such Purchaser’s notice to the Administrative Agent or the Co-Collateral Agents (as applicable), whereupon the Administrative Agent or the Co-Collateral Agents (as applicable) promptly shall request of the Seller the additional reports or information reasonably specified by such Purchaser, and, upon receipt thereof from the Seller, the Administrative Agent or the Co-Collateral Agents (as applicable) promptly shall provide a copy of same to such Purchaser.
     Section 8.12 Co-Collateral Agent Decisions. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, in the event of a disagreement between the Co-Collateral Agents with respect to any matter pertaining to Eligible Receivables, the Aggregate Reserve or similar types of Receivables issues, the determination shall be made by the Co-Collateral Agent asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the Seller or the Collection Agent, as applicable.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Termination. Each Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Administrative Agent, the Co-Collateral Agents, the Administrative

Agent and each Purchaser under Article VI and Sections 3.9 and 8.9 shall survive such termination.
     Section 9.2 Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Administrative Agent to act on telephone notices of Purchases and Yield selections from any person the Administrative Agent in good faith believe to be acting on behalf of the relevant party and, at the Administrative Agent’s option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Administrative Agent’s records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Administrative Agent, the consent of each Person to which the Administrative Agent is required to forward such notice.
     Section 9.3 Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Administrative Agent (for the benefit of such Purchaser or other Person). The Administrative Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 10:00 a.m. (California time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Administrative Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Administrative Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Yield or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Yield shall be calculated for the actual days elapsed based on a 360 day year.

     Section 9.4 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Lien created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 9.5 Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
     Section 9.6 Amendments. (a) Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Administrative Agent, the Co-Collateral Agents and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (x) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Administrative Agent, (ii) reduce the rate or extend the time of payment of Yield, (iii) reduce or extend the time of payment of any Investment or fee payable to the Purchasers, (iv) except as provided herein, release, transfer, increase or otherwise modify any Purchaser’s Purchase Interest or Sold Interest or increase or change any Commitment or the Aggregate Commitment, (v) amend the definitions of Instructing Group, Supermajority Instructing Group, Termination Event, Minimum Liquidity or Purchase Limit, Section 1.1, 1.2, 1.5, 1.9(c), 2.1, 5.1(i), 7.2, 8.12 or 9.6 hereunder, Article VI or any provision of the Performance Guarantee or any obligation of any Swift Entity thereunder, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Swift Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, (vii) impair any rights expressly granted to such Purchaser under this Agreement, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vii) in a manner which would circumvent the intention of such restrictions, (y) the Supermajority Instructing Group, may amend the definitions of Aggregate Reserve, Approved Foreign Obligor, Dilution Reserve, Discount Reserve, Eligible Receivable (except as provided in the definition thereof), Eligible Receivable Balance or Maximum Aggregate Investment or amend Section 9.9 hereunder, or (z) the Co-Collateral Agents or the Administrative

Agent (as the case may be), may amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, such agents or to reduce any fee payable for such agents’ own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Co-Collateral Agents or the Administrative Agent (each for its own account) or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers, the Co-Collateral Agents and the Administrative Agent.
          (b) If, in connection with any proposed amendment requiring the consent of all Purchasers, the consent of the Instructing Group is obtained but the consent of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained being referred to as a “Non-Consenting Purchaser"), then, so long as the Purchaser that is the same entity as the Administrative Agent or the Co-Collateral Agents is not a Non-Consenting Purchaser, at the Seller’s request, the Administrative Agent (in its sole discretion) or an assignee with the Administrative Agent’s consent (not to be unreasonably withheld) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Purchaser, and such Non-Consenting Purchaser agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Purchaser that is the same entity as the Administrative Agent or to such Assignee, all of the Commitment and Purchase Interest of such Non-Consenting Purchaser for an amount equal to the outstanding Investment represented by the Purchase Interest of the Non-Consenting Purchaser plus all accrued Yield and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.
     Section 9.7 Waivers. No failure or delay of the Co-Collateral Agents, the Administrative Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Administrative Agent and the Co-Collateral Agents shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Yield that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Administrative Agent at the direction of the Purchaser entitled thereto.
     Section 9.8 Successors and Assigns; Participations; Assignments.
          (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Administrative Agent and the Co-Collateral Agents.
          (b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant") participating interests in the interests of such Purchaser hereunder and under a Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, including with respect to its voting and consent rights, and the Seller, the Administrative Agent and the Co-Collateral Agents shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under a Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under a Transfer Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to a Transfer Agreement, except amendments described in clause (a) of Section 9.6.
          (c) Assignments by Purchasers. Any Purchaser may assign to one or more Persons (“Purchasing Purchasers"), acceptable to the Administrative Agent in its sole discretion (but the Administrative Agent’s acceptance shall not be required for an assignment by a Purchaser to an Affiliate of such Purchaser), any portion of its Commitment as a Purchaser hereunder and under its Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to its Transfer Agreement (a “Transfer Supplement") in form satisfactory to the Administrative Agent executed by each such Purchasing Purchaser, such selling Purchaser and the Administrative Agent. Any such assignment by a Purchaser must be for an amount of at least $5,000,000. Any partial assignment shall be an assignment of an identical percentage of such selling Purchaser’s Investment and its Commitment as a Purchaser hereunder and under its Transfer Agreement. Upon the execution and delivery to the Administrative Agent of the Transfer Supplement and payment by the Purchasing Purchaser to the selling Purchaser of the agreed purchase price, such selling Purchaser shall be released from its obligations hereunder and under its Transfer Agreement to the extent of such assignment and such Purchasing Purchaser shall for all purposes be a Purchaser party hereto and shall have all the rights and obligations of a Purchaser hereunder to the same extent as if it were an original party hereto and to its Transfer Agreement with a Commitment as a Purchaser and any Investment.
          (d) Replaceable Purchasers. If any Purchaser (a “Replaceable Purchaser") shall petition the Seller for any amounts under Section 6.2, the Seller may designate a replacement financial institution (a “Replacement Purchaser") acceptable to the Administrative Agent, in its sole discretion, to which such Replaceable Purchaser shall, subject to its receipt of an amount equal to its Investment and accrued Yield and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under

Section 6.2, promptly assign all of its rights, obligations and Purchaser Commitment hereunder and under any Transfer Agreement, together with all of its Purchase Interest, to the Replacement Purchaser in accordance with Section 9.8(c).
          (e) Opinions of Counsel. If required by the Administrative Agent, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrative Agent may reasonably request.
     Section 9.9 Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Administrative Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. Without limiting the generality of the foregoing, the Seller will treat the Purchases made hereunder as indebtedness for United States federal tax purposes. As provided in Section 5.1(g), the Seller hereby grants to the Co-Collateral Agents, for the ratable benefit of the Purchasers, a security interest in all Receivables, the Related Security and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.
     Section 9.10 Confidentiality. Each of the parties hereto agrees to use commercially reasonable efforts (equivalent to the efforts such party applies to maintain as confidential its own confidential or proprietary information) to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence for a period of two years after the date of termination of this Agreement and agrees not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (a) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Lead Arranger prior to the date hereof, (c) any rating agency, (d) any surety, guarantor or credit or liquidity enhancer to the Administrative Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Administrative Agent prior to the date hereof, (e) any entity organized to loan, or make loans secured by, financial assets for which the Lead Arranger provides managerial services or acts as an administrative agent which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Administrative Agent prior to the date hereof, and (f) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information that (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt, (iii) is or becomes known to the public through disclosure in a printed publication or otherwise (without breach of any of such Person’s obligations hereunder), or (iv) is made in connection with the exercise of any right or remedy under the Transaction Documents. In addition, the foregoing provisions of this Section 9.10 shall not prevent any party hereto from delivering any Transaction Document to any Person upon request if such Transaction Document was publicly filed by such party pursuant to the requirements of any Governmental Authority.
     Section 9.11 Reserved.
     Section 9.12 No Recourse. The obligations of each Purchaser under any Transaction Document or other document (each, a “Program Document") to which a Purchaser is a party are solely the corporate obligations of such Purchaser and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Purchaser.
     Section 9.13 Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.
     Section 9.14 Cumulative Rights and Severability. All rights and remedies of the Purchasers, the Administrative Agent and the Co-Collateral Agents hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.
     Section 9.15 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.15 shall affect the right of the Co-Collateral Agents, the Administrative Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

     Section 9.16 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.
     Section 9.17 Third Party Beneficiaries. Each Indemnified Party and Funding Party that is not a party to this Agreement is a third party beneficiary (each a “Named Beneficiary") of this Agreement with a right to enforce the provisions of this Agreement that inure to its benefit. Any amendment or waiver of this Agreement executed and delivered pursuant to Section 9.6 is binding on such Named Beneficiaries. This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any Persons that are neither signatories to this Agreement nor Named Beneficiaries.
     Section 9.18 Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Collateral Agent

By	[Authorized Signatory]

	Title:	Authorized Signatory

Address:

1585 Broadway New York, New York 10036 Attention: William Dudley Telephone: (443) 627-4332 Telecopy: (718) 233-2140 Ref: Swift Receivables Corporation II

WELLS FARGO FOOTHILL, LLC, as Co-Collateral Agent and Administrative Agent

By	Patrick McCormack

	Title:	Vice President

Address:
2450 Colorado Avenue, Suite 3000W Santa Monica, California 90404 Attention: Business Finance Division Manager Telephone: (310) 453-7300 Telecopy: (310) 453-7413
RECEIVABLES SALE AGREEMENT

SWIFT RECEIVABLES CORPORATION II, as Seller

By	/s/ Jerry Moyes

	Title:	Chief Executive Officer

Address:

2200 South 75th Avenue Phoenix, Arizona 85043 Attention: Cary Michael Flanagan Telephone: (602) 477-3547 Telecopy: (623) 907-7277

SWIFT TRANSPORTATION CORPORATION, as Initial Collection Agent

By	/s/ Jerry Moyes

	Title:	Chief Executive Officer

Address:

2200 South 75th Avenue Phoenix, AZ 85043 Attention: Cary Michael Flanagan Telephone: (602) 477-3547 Telecopy: (623) 907-7277

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent

By	[Authorized Signatory]

Title: Its Duly Authorized Signatory

Address:
401 Merritt 7 Norwalk, Connecticut 06851 Ref: Swift Receivables Corporation II Attention: Trade A/R Securitization Portfolio Administration Telephone: (203) 229-1800 Telecopy: (203) 229-5000
RECEIVABLES SALE AGREEMENT

ACKNOWLEDGED AND AGREED (as to Section 1.8(b) hereunder): SWIFT TRANSPORTATION CORPORATION, as Originator
By:	/s/ Jerry Moyes
	Name:	Jerry Moyes
	Title:	Chief Executive Officer

SWIFT INTERMODAL LTD., as Originator
By:	/s/ Jerry Moyes
	Name:	Jerry Moyes
	Title:	Chief Executive Officer

SWIFT LEASING CO., INC., as Originator
By:	/s/ Jerry Moyes
	Name:	Jerry Moyes
	Title:	Chief Executive Officer

RECEIVABLES SALE AGREEMENT

ING Capital LLC, as a Purchaser

By	/s/ William Beddingfield

William Beddingfield
	Title:	Managing Director

Address:

200 Galleria Parkway, Suite 950 Atlanta, Georgia 30339 Ref: Swift Receivables Corporation II Telephone: 770-984-4506 Telecopy: 770-951-1005
RECEIVABLES SALE AGREEMENT

Schedule I
Definitions
          The following terms have the meanings set forth, or referred to, below:
          “ABN AMRO” means ABN AMRO Bank N.V.
          “ABN Assignor” means each of ABN AMRO and Amsterdam Funding Corporation.
          “ABN Sale Agreement” means the Receivables Sale Agreement, dated as of July 6, 2007, among the Existing Securitization Subsidiary, as seller, Swift Transportation Corporation, as initial collection agent, ABN AMRO, as agent, the other purchaser agents from time to time party thereto, the related bank purchasers party thereto, Amsterdam Funding Corporation, as a conduit purchaser and the other conduit purchasers from time to time party thereto.
          “Administrative Agent” is defined in the first paragraph hereof.
          “Administrative Agent’s Account” means the account designated to the Seller and the Purchasers by the Administrative Agent.
          “Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote 10% or more, or with respect to Transplace, Inc. vote 30% or more, of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.
          “Aggregate Commitment” means the aggregate of all Commitments of each Purchaser, as such amount may be reduced pursuant to Section 1.6 and as such amount may be increased pursuant to Section 1.9.
          “Aggregate Investment” means the sum of the Investments of all Purchasers.
          “Aggregate Reserve” means, at any time at which such amount is calculated, the sum of (A) the greater of (i) 15% of the Billed Component and (ii) the Dilution Reserve, (B) 25% of the Unbilled Component, (C) the Discount Reserve, (D) the greater of $25,000,000 or 10% of the Aggregate Commitment and (E) such other amounts as the Co-Collateral Agents, in their Permitted Discretion, deem appropriate.
          “Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the sum of 2.00% and the highest of the following:
          (a) the Prime Rate; and

          (b) 0.5% per annum plus the Federal Funds Rate (plus during the pendency of any Termination Event, an additional 2.00%).
          “Anti-Terrorism Laws” means: (a) the Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism; (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); (c) the Money Laundering Control Act of 1986, Public Law 99-570; (d) the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and (e) any similar law enacted in the United States of America subsequent to the date of this Agreement.
          “Applicable Unused Commitment Fee Rate” means, as of any date of determination, a per annum rate set forth below opposite the then applicable Unused Aggregate Commitment (determined as of the last day of the most recently concluded calendar month and based on the average daily Unused Aggregate Commitment during such month):

Applicable Unused
Unused Aggregate Commitment	Commitment Fee Rate
Greater than or equal to $175,000,000	0.50%
Less than $175,000,000 and greater than or equal to $100,000,000	0.375%
Less than $100,000,000	0.25%
          "Applicable Yield” means (a) for any Purchase, at the Seller’s election upon written notice to the Administrative Agent, given not later than 1:00 p.m. (California time) on the third Business Day preceding the Business Day of such Purchase (or the third Business Day preceding the expiration of a prior Yield Period), the LIBOR Rate and (b) for any other Purchase (or expiring Yield Period), and for each other Obligation hereunder (unless otherwise specified), the Alternate Base Rate.
          “Approved Foreign Obligor” means an Obligor that is a resident of, or organized under the laws of, or with its chief executive office in Canada (excluding the provinces of Newfoundland and Quebec, the Northwest Territories and the Territory of Nunavit), if it has a short-term foreign currency rating of not less than “A-3” from S&P and “P-3” from Moody’s, provided that Obligors that are residents of, or organized under the laws of, or with their chief executive offices in the province of Quebec shall be Approved Foreign Obligors to the extent that they are Obligors on Receivables with a balance of up to $1.5 million in the aggregate at any time outstanding for all such Obligors combined.

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          “Assignment Agreement” means the Assignment Agreement, dated as of the date hereof, between the Existing Securitization Subsidiary and Swift Transportation Corporation.
          “Assignment and Release Agreement” means the Assignment and Release Agreement, dated as of the date hereof, among the Administrative Agent, the Existing Securitization Subsidiary, as seller under the ABN Sale Agreement, Swift Transportation Corporation, as initial collection agent under the ABN Sale Agreement, ABN AMRO, as agent under the ABN Sale Agreement and Amsterdam Funding Corporation, as a conduit purchaser under the ABN Sale Agreement.
          “Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (b) such Person takes any corporate action to authorize any such action.
          "Billed Component” means the portion of the Eligible Receivable Balance consisting of billed Receivables.
          “Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close and (b) a holiday on the Federal Reserve calendar.
          “Cash Assets Account” means the book entry account maintained by the Administrative Agent.
          “Cash Management Obligation” means any direct or indirect liability, contingent or otherwise, of the Seller in respect of cash management services (including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Co-Collateral Agents, the Administrative Agent, any Purchaser or any Affiliate or any of them) by the Administrative Agent or the Co-Collateral Agents in connection with this Agreement or any other Transaction Document, including obligations for the payment of fees, interest, charges, expenses, reasonable attorneys fees and disbursements in connection therewith.
          “Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.
          “Charge-Off Ratio” means, for any calendar month, a fraction (expressed as a percentage) the numerator of which is the outstanding balance of Charge-Offs during

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such calendar month and the denominator of which is the amount of Credit Sales generated during such calendar month.
          “Co-Collateral Agents” is defined in the first paragraph hereof.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collection” means any amount paid, or deemed paid, on a Receivable or by the Seller as a Deemed Collection under Section 1.5(b).
          “Collection Agent” is defined in Section 3.1(a).
          “Collection Agent Fee” is defined in Section 3.6.
          “Collection Agent Replacement Event” means the occurrence of any one or more of the following: (a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document and such failure remains unremedied for 30 days; (b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made; provided that if any such representation, warranty, certification or statement has been subsequently remedied within 30 days of the earlier of knowledge by the Collection Agent or notice to the Collection Agent of such representation, warranty, certification or statement (such that if made or given as of the date of remedy it is no longer incorrect in any material respect) and such breach has caused no material adverse effect on the rights or interests of any Purchaser under this Agreement, such breach shall no longer constitute a Collection Agent Replacement Event; (c) the Collection Agent suffers a Bankruptcy Event or (d) a Termination Event.
          “Commitment” means, for each Purchaser, the amount set forth on Schedule II for such Purchaser or in a Transfer Supplement, as adjusted in accordance with Sections 1.6, 1.9 and 9.8.
          “Concentration Limit” means with respect to Obligors with senior unsecured long-term indebtedness rated investment grade by Moody’s and S&P, an amount not to exceed 10% of the aggregate outstanding balance of all Eligible Receivables, and with respect to all other Obligors, an amount not to exceed 5% of the aggregate outstanding balance of all Eligible Receivables; provided, however, that notwithstanding the foregoing, the Concentration Limit with respect to Wal-Mart Stores, Inc. and its wholly-owned direct and indirect subsidiaries means (a) an amount not to exceed 15% of the aggregate outstanding balance of all Eligible Receivables if and for so long as Wal-Mart Stores, Inc. has senior unsecured long-term indebtedness rated investment grade by Moody’s and S&P or (b) an amount not to exceed 5% of the aggregate outstanding balance of all Eligible Receivables if and for so long as Wal-Mart

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Stores, Inc. has senior unsecured long-term indebtedness rated below investment grade by Moody’s or S&P or does not have any rating.
          “Contribution Agreement” means the Agreement of Contribution and Assignment and Securities Issuance Agreement dated as of July 30, 2008 between Swift Transportation Corporation, a Nevada corporation, and the Seller.
          “Credit Agreement” means the Credit Agreement dated as of May 10, 2007 among Swift Corporation f/k/a Saint Acquisition Corporation, Swift Transportation Co., Inc., an Arizona corporation, Swift Transportation Co., a Nevada corporation, as Borrowers, Saint Corporation, the lenders from time to time party thereto, as Lenders, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley Senior Funding, Inc., Wachovia Bank, National Association and J.P. Morgan Securities Inc., as Co-Syndication Agents and LaSalle Bank National Association, as Documentation Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit G.
          “Credit Sales” means, for any period, the aggregate amount of Receivables originated by the Originators during such period.
          “Deemed Collections” is defined in Section 1.5(c).
          “Default Ratio” means at the end of any month for the three-month period then ended, the ratio (expressed as a percentage), of (a) the sum of the aggregate outstanding balance of all Defaulted Receivables at the end of each calendar month during such period to (b) the sum of the aggregate outstanding balance of all Receivables at the end of each calendar month during such period.
          “Defaulted Receivable” means any Receivable on which any amount is unpaid more than 90 days past its invoice date.
          “Delinquency Ratio” means, at the end of any month for the three-month period then ended, the ratio (expressed as a percentage), of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of each calendar month during such period to (b) the sum of the aggregate outstanding balance of all Receivables at the end of each calendar month during such period.
          “Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days past its invoice date.
          “Designated Financial Officer” means the chief financial officer or chief accounting officer of the Seller or the relevant Swift Entity, as applicable.

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          “Dilution” means, for any calendar month, the amount of Deemed Collections received during such calendar month pursuant to Section 1.5(b).
          “Dilution Ratio” means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the amount of Dilution for such calendar month, and the denominator of which is the amount of Credit Sales generated during such calendar month.
          “Dilution Reserve” means at any time the product of (i) the sum of (a) 2 times the highest Dilution Ratio for the most recent 12 calendar months, plus (b) 5.0%, and (ii) the Eligible Receivable Balance.
          “Discount Reserve” means, at any time, the product of (a) 1.5 multiplied by (b) the Prime Rate plus 2.00% multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the average of the Turnover Ratios calculated for the immediately preceding three calendar months and the denominator of which is 360.
          “Dollar” and “$” means lawful currency of the United States of America.
          “Early Payment Fee” means, if any Investment of a Purchaser allocated to a Yield Period for a Eurodollar Tranche is reduced or terminated before the last day of such Yield Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Eurodollar Tranche, which will be determined based on the difference between the LIBOR applicable to such Eurodollar Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Eurodollar Tranche on the date the Prepaid Amount is received.
          “Eligible Receivable” means each Receivable arising out of the performance of services in the ordinary course of business by an Originator to an Obligor that is not an affiliate of an Originator and that is subject to a valid first priority perfected security interest of the Administrative Agent (for the benefit of itself, the Co-Collateral Agents and the Purchasers) created hereunder; provided, however, that a Receivable shall in no event be an Eligible Receivable if it is determined to be ineligible under criteria customarily found in any Co-Collateral Agent’s agreements for similar non-investment grade accounts receivable programs as the Co-Collateral Agents in their Permitted Discretion may from time to time specify to Seller upon 5 Business Days’ written notice, including the following:
     (a) such Receivable is 90 days old (based on invoice date) or 60 days past due;
     (b) such Receivable is not stated to be due and payable within 60 days after the invoice therefor, provided, further, that notwithstanding that such a Receivable is not stated to be due and payable within 60 days after the invoice therefore, such Receivable shall not be deemed ineligible to the extent the

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outstanding aggregate balance of Receivables not stated to be due and payable within 60 days after the invoice therefore does not exceed 10% of Eligible Receivables;
     (c) the Obligor has suffered a Bankruptcy Event; provided, however, that notwithstanding that the Obligor with respect to such a Receivable has suffered a Bankruptcy Event, such Receivable shall not be deemed ineligible in the event that the applicable Originator is determined by a bankruptcy court of competent jurisdiction to be a critical vendor or other entity entitled to post-petition payment on its pre-petition claim or such Receivable is for post-petition services which are entitled to administrative priority;
     (d) the Obligor is also a supplier of services to the applicable Originator, in which case such Receivable shall be ineligible to the extent of amounts owing by such Originator to the Obligor or any known affiliate, unless the Obligor has executed a no-offset letter satisfactory to the Co-Collateral Agents;
     (e) the transaction represented by such Receivable is to an Obligor that is not a resident of, or organized under the laws of, or with its chief executive office in, the United States unless such Obligor is an Approved Foreign Obligor;
     (f) the Obligor is a government or governmental subdivision or agency unless the assignment of payments in respect of the relevant Receivable has complied with the Federal Assignment of Claims Act (or similar laws applicable to state or local governments);
     (g) such Receivable is subject to a Lien other than pursuant to the Transaction Documents;
     (h) such Receivable does not constitute the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no dispute, offset, counterclaim, defense or other adverse claim, or is an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;
     (i) such Receivable does not arise under a contract or invoice (or other electronic or hard-copy writing or writings consistent with standard industry billing practices) that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator under such contract, (c) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under the Program, including, without limitation, the right to review such contract and (d) directs that payment be made to a Lock-Box or other collection account approved by the Administrative Agent;

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     (j) such Receivable, in whole or in part, contravenes any law, rule or regulation (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
     (k) the purchase of such Receivable with proceeds of notes would not constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933;
     (l) such Receivable has or should have been charged off or written off by the Seller in accordance with the requirements of the Credit and Collection Policy;
     (m) 50% or more of the aggregate principal amount of the Obligor’s Receivables are deemed ineligible under clause (a) above;
     (n) such Receivable is not an “account” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;
     (o) such Receivable is in a currency other than U.S. Dollars;
     (p) such Receivable does not satisfy all applicable requirements of the Credit and Collection Policy or was not generated in the ordinary course of the Originator’s business from the provision of transportation services to an Obligor solely by the Originator;
     (q) such Receivable is not evidenced by an invoice (or other electronic or hard-copy writing or writings consistent with standard industry billing practices), subject to the limited exception for Unbilled Receivables below;
     (r) any representation or warranty contained in this Agreement or the Purchase Agreement with respect to such specific Receivable is not true and correct with respect to such Receivable;
     (s) the Obligor is, or should be, on credit hold under the requirements of the Credit and Collection Policy;
     (t) the Obligor in respect of such Receivable has disputed liability or made claim with respect to any other Receivable due from such Obligor to the applicable Originator, but only to the extent of such dispute or claim;
     (u) the collection of such Receivable is subject to the applicable Originator’s performance of any additional service for or performance or incurrence of any additional obligation to the Obligor;

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     (v) such Receivable is an Unbilled Receivable, provided further that, notwithstanding that such a Receivable is an Unbilled Receivable, such Receivable shall not be deemed ineligible by reason of being an Unbilled Receivable to the extent the outstanding aggregate balance of Unbilled Receivables does not exceed 15% of Eligible Receivables (or such larger percentage up to 20% to which the Co-Collateral Agents may consent in their Permitted Discretion); provided further that Unbilled Receivables will become ineligible if the Co-Collateral Agents determine in their discretion that the weighted average billing lag has increased materially; provided further that Receivables that remain Unbilled Receivables 30 days after their Empty Dates will be deducted from the Eligible Receivable Balance, but in no event shall Seller nor any Originator be required to repurchase, or the Co-Collateral Agents be permitted to cause the repurchase of, such Receivable;
     (w) the applicable Originator has not fully performed the services relating to such Receivable;
     (x) Receivables with respect to which the Obligor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Originator has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Originator may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction (other than the states of New Jersey, Minnesota and West Virginia) and gain access to such courts, without incurring any cost or penalty viewed by the Co-Collateral Agents to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Receivable, provided that during the 45 days after the date hereof, Receivables with respect to which the Obligor is located in the states of New Jersey, Minnesota or West Virginia that are otherwise Eligible Receivables shall not be deemed ineligible solely due to this clause (x);
     (y) the Obligor is an Affiliate of an Originator;
     (z) the Co-Collateral Agents, based on such credit and collateral considerations as the Co-Collateral Agents may deem appropriate, in their Permitted Discretion, and upon at least 5 Business Days’ notice, notify Seller that they have determined such Receivable to be ineligible;
     (aa) the Obligor on such Receivable has a credit balance more than 90 days old (such Receivable to be ineligible only to the extent of such credit balance); or

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     (bb) payments on such Receivable are subject to withholding taxes (such Receivable to be ineligible only to the extent of such withholding taxes).
          “Eligible Receivable Balance” means, at any time, the aggregate outstanding principal balance of all Eligible Receivables minus the sum of (i) the portion of the aggregate outstanding balance of Eligible Receivables which exceeds the Concentration Limit, (ii) the portion of the aggregate outstanding balance of Eligible Receivables the Obligors of which are Approved Foreign Obligors which exceeds 3% of the aggregate outstanding balance of all Eligible Receivables and (iii) the amount of sales or other Taxes, including interest and penalties, owed in respect of Eligible Receivables, except for such Taxes that have been paid by the Seller and as to which the relevant Obligor has agreed to repay the Seller.
          “Empty Date” means the date on which a truck in respect of a Receivable has registered “empty” on the applicable Originator’s systems pursuant to its Credit and Collection Policy.
          “Equity Interest” means with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock)
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Swift Entity within the meaning of Section 414 of the Code or Section 4001 of ERISA.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by a Swift Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Swift Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute

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grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Pension Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Swift Entity or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Swift Entity.
          “Eurodollar Tranche” means an Investment at the LIBOR Rate.
          “Existing Securitization Subsidiary” means Swift Receivables Corporation.
          “Federal Funds Rate” means, with respect to each Purchaser, for any day the greater of (i) the highest rate per annum as determined by the Administrative Agent at which overnight Federal funds are offered to Wells Fargo Bank, N.A. for such day by major banks in the interbank market, and (ii) if the Administrative Agent is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by the Administrative Agent shall be conclusive and binding on the Seller except in the case of manifest error.
          “Fee Letter” means the letter agreement dated as of June 27, 2008 between the Seller and the Syndication Agent.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Swift Entity with respect to employees employed outside the United States.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Funding Agreement” means any agreement or instrument executed by a Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Purchaser.
          “Funding Parties” is defined in Section 6.2.
          “Funding Source” means, for a Purchaser, any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for such Purchaser.
          “GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

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          “Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.
          “Guarantor” means any of the Parent, the Originators, Interstate Equipment Leasing, Inc., an Arizona corporation, Swift Transportation Co., Inc., an Arizona corporation, Swift Transportation Co., Inc., a Nevada corporation, Common Market Equipment Co., Inc., an Arizona corporation, Sparks Finance LLC, a Delaware limited liability company, Swift Transportation Co. of Virginia, Inc., a Virginia corporation, M.S. Carriers, Inc., a Tennessee corporation, and M.S. Carriers Warehousing & Distribution, Inc., a Tennessee corporation.
          “Incremental Purchase” is defined in Section 1.1(b).
          “Incremental Purchase Request” is defined in Section 1.1(c).
          “Indemnified Losses” means damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs).
          “Indemnified Party” means each of the Co-Collateral Agents, the Administrative Agent and each Purchaser and their respective officers, directors, agents and employees.
          “Indentures” means, collectively, the Indentures, each dated as of May 10, 2007, by and among Saint Acquisition Corporation, a Nevada corporation (the “Merger Sub”), Holdings, Swift Nevada, the Subsidiary Guarantors parties thereto, and U.S. Bank National Association, a national banking association, as trustee, pursuant to which, among other things, the Merger Sub issued its Floating Rate Notes and Fixed Rate Notes (as such terms are defined in the Indentures), as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Initial Collection Agent” is defined in the first paragraph hereof.
          “Initial Purchase” is defined in Section 1.1(a).
          “Instructing Group” means at any time, Purchasers holding more than 50% of the Aggregate Commitment or, after the Termination Date, more than 50% of the Aggregate Investment at such time.
          “Intended Tax Characterization” is defined in Section 9.9.
          “Interim Liquidation” means any time before the Liquidation Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

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          “Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Co-Collateral Agents or such Purchaser to reduce such Purchaser’s Investment. A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.
          “Lead Arranger” means Morgan Stanley Senior Funding, Inc. in its capacity as Lead Arranger hereunder.
          “LIBOR” means, for any Yield Period for an Investment made at the LIBOR Rate, the rate per annum determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Yield Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Yield Period, for a term and in an amount comparable to the Yield Period and the amount of the Investment requested by Seller in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
          “LIBOR Rate” means LIBOR plus (A) 300 basis points, plus (B) during the pendency of any Termination Event, an additional 200 basis points.
          “Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
          “Liquidation Period” means, for each Purchaser, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.
          “Liquidation Termination Date” is defined in Section 1.2.
          “Lock-Box” means each post office box or bank box listed on Exhibit E, as revised pursuant to Section 5.1(i).
          “Lock-Box Account” means each account maintained by the Seller at a Lock-Box Bank for the purpose of receiving or concentrating Collections.
          “Lock-Box Agreement” means each agreement between the Seller and a Lock-Box Bank concerning a Lock-Box Account.

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          “Lock-Box Bank” means each bank listed on Exhibit E, as revised pursuant to Section 5.1(i).
          “Lock-Box Letter” means a letter in substantially the form of Exhibit F (or otherwise acceptable to the Administrative Agent) from the Seller to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Administrative Agent.
          “Material Adverse Effect” means (a) a material adverse effect or a material adverse change in the business, operations, assets, liabilities (actual or contingent) or financial condition of the Swift Entities taken as a whole, (b) material impairment of the ability of the Swift Entities to perform any of their obligations under the Transaction Documents, (c) material impairment of the collectibility of the Receivables generally or of any material portion of the Receivables or the ability of the Collection Agent (if the Collection Agent is an Originator or an Affiliate of an Originator) to collect Receivables or (d) material impairment of the rights of or benefits available to the Co-Collateral Agents, the Administrative Agent or the Purchasers under the Transaction Documents; provided, however, that a downgrade in any debt rating of any Swift Entity shall not, by itself, constitute a Material Adverse Effect.
          “Matured Aggregate Investment” means, at any time, the Matured Value of the total Investments of all Purchasers then outstanding.
          “Matured Value” means, of any Investment, the sum of such Investment and all unpaid Yield scheduled to become due (whether or not then due) on such Investment during all Yield Periods to which any portion of such Investment has been allocated.
          “Maximum Aggregate Investment” means, at any time, the lesser of (a) the Purchase Limit and (b) (i) the Eligible Receivable Balance minus (ii) the Aggregate Reserve in effect at such time.
          “Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Maximum Aggregate Investment and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.
          “Minimum Liquidity” means the sum of the excess borrowing availability under the Credit Agreement (but limited to the maximum amount that could be borrowed thereunder without causing a default or event of default thereunder) and under this Agreement plus unrestricted cash of the Swift Entities (other than the Seller), in an amount equal to or greater than $75,000,000.
          “Monthly Report” means a report reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar month,

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containing the information described on Exhibit B (with such modifications or additional information as requested by the Administrative Agent or the Instructing Group).
          “Moody’s” means Moody’s Investors Service, Inc.
          “Morgan Stanley” means Morgan Stanley Senior Funding, Inc. in its individual capacity and not in its capacity as a Co-Collateral Agent.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Swift Entity or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.
          “Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.
          “Originator” means each of Swift Transportation Corporation, a Nevada corporation, Swift Intermodal Ltd., a Nevada corporation, Swift Leasing Co., Inc., an Arizona corporation and such other wholly-owned subsidiaries of Parent as designated from time to time by Parent and approved by the Co-Collateral Agents.
          “Other Swift Entity” means any Swift Entity that is not a party to any Transaction Document.
          “Parent” means Swift Corporation, a Nevada corporation.
          “Payment Date” means (a) in respect of Yield, the Unused Commitment Fee and the Collection Agent Fee, (i) the first Business Day of each calendar month (with respect to the previous calendar month), commencing on the first such day following the date hereof and (ii) if not previously paid in full, the Termination Date, and (b) with respect to all other obligations of the Seller hereunder, the date such obligation is due or otherwise on demand by the Co-Collateral Agents from and after the time such obligation becomes due and payable (whether by acceleration or otherwise).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor thereto.
          “Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Swift Entity, any Subsidiary or any ERISA Affiliate or to which any Swift Entity or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Swift

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Entity or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).
          “Performance Guarantee” means the Performance Guarantee, dated the date hereof, by the Parent, Swift Transportation Corporation, a Nevada corporation, Swift Leasing Co., Inc., an Arizona corporation, Swift Intermodal Ltd., a Nevada corporation, Interstate Equipment Leasing, Inc., an Arizona corporation, Swift Transportation Co., Inc., an Arizona corporation, Swift Transportation Co., Inc., a Nevada corporation, Common Market Equipment Co., Inc., an Arizona corporation, Sparks Finance LLC, a Delaware limited liability company, Swift Transportation Co. of Virginia, Inc., a Virginia corporation, M.S. Carriers, Inc., a Tennessee corporation, and M.S. Carriers Warehousing & Distribution, Inc., a Tennessee corporation, in favor of the Co-Collateral Agents, for the benefit of themselves and the Purchasers, the Administrative Agent, for the benefit of itself and the Purchasers, and the Purchasers.
          “Periodic Report” means a Weekly Report, a Monthly Report or any other report (other than a daily report) as may be requested pursuant to Section 3.3, as applicable.
          “Permitted Discretion” shall mean the Administrative Agent’s or the Co-Collateral Agents’ commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent or the Co-Collateral Agents reasonably determine: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Receivables, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Co-Collateral Agents or the Purchasers would be likely to receive (including, without limitation, after giving consideration to any delays in payment and costs of enforcement) in the liquidation of such Receivables or (b) evidences that any collateral report or financial information delivered to the Co-Collateral Agents by the Seller is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent and the Co-Collateral Agents may consider, without duplication, such factors already included in or tested by the definition of Eligible Receivables.
          “Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.
          “Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Swift Entity or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

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          “Prime Rate” means, with respect to each Purchaser, (A) for any period, the daily average during such period of the greater of (i) the floating commercial loan rate per annum of Wells Fargo Bank, N.A. (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Wells Fargo Bank, N.A.) announced from time to time as its prime rate or equivalent for Dollar loans in the United States of America, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (B) during the pendency of a Termination Event, 2.00%.
          “Purchase” is defined in Section 1.1(a).
          “Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof among the Seller and the Originators.
          “Purchase Amount” is defined in Section 1.1(c).
          “Purchase Date” is defined in Section 1.1(c).
          “Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables, Related Security and Collections held by such Purchaser, calculated when and as described in Section 1.1(a).
          “Purchase Limit” means $210,000,000 as such amount shall be automatically increased in accordance with any increases in the Aggregate Commitment pursuant to Section 1.9 of this Agreement.
          “Purchaser” means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Purchaser pursuant to a Transfer Supplement.
          “Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which is the Aggregate Investment.
          “Ratable Share” means, for each Purchaser, such Purchaser’s Commitment divided by the aggregate Commitment of all Purchasers.
          “Receivable” means each obligation of an Obligor to pay for services rendered by an Originator and includes such Originator’s rights to payment of any interest or finance charges and all proceeds of the foregoing. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made. The Receivables

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include the receivables that are the subject of the Initial Purchase and the transfer of the Residual Interest pursuant to the Contribution Agreement.
          “Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.
          “Reinvestment Purchase” is defined in Section 1.1(b).
          “Related Security” means with respect to any Receivable: (i) all right, title and interest of the Seller in, under and to all security agreements and other contracts that relate to such Receivable; (ii) all supporting obligations including all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract relating to such Receivable or otherwise, together with all financing statements authorized by an Obligor describing any collateral securing such Receivable; (iii) all letter of credit rights, guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the contract relating to such Receivable or otherwise; (iv) all Records relating to such Receivable (subject, in the case of Records consisting of computer programs, data processing software and other intellectual property under license from third parties, to restrictions imposed by such license on the sublicensing or transfer thereof); (v) all of the Seller’s right, title and interest in and to the following: (x) the Purchase Agreement, including, without limitation, (A) all rights to receive moneys due and to become due under or pursuant to the Purchase Agreement, (B) all rights to receive proceeds of any indemnity, warranty or guarantee with respect to the Purchase Agreement, (C) claims for damages arising out of or for breach of or default under the Purchase Agreement, and (D) the right to perform under the Purchase Agreement and to compel performance and otherwise exercise all remedies thereunder; and (y) all lock-boxes to which Collections are sent or deposited, and all funds and investments therein, (vi) all funds in the Cash Assets Account, and (vii) all proceeds of any and all of the foregoing.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.
          “Reporting Date” means, with respect to a Weekly Report, the 2nd Business Day of each calendar week commencing with the week beginning July 27, 2008 and, with respect to a Monthly Report, the 12th Business Day of each calendar month commencing with the month of August, 2008.
          “Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivable Balance.
          “Residual Interest” is defined in the second recital hereof.

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          “S&P” means Standard & Poor’s Ratings Group.
          “Seller” is defined in the first paragraph hereof.
          “Seller Account” means the Seller’s account designated by the Seller to the Administrative Agent in writing.
          “Sold Interest” is defined in Section 1.1(a).
          “Sole Bookrunner” means Morgan Stanley Senior Funding, Inc. in its capacity as Sole Bookrunner hereunder.
          “Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Persons ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Persons property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Subordinated Note” means each revolving promissory note issued by the Seller to the applicable Originator under the Purchase Agreement.
          “Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Swift Entity or by one or more other Subsidiaries of the Seller or such Swift Entity, provided that neither Swift Transportation of Puerto Rico, Inc. nor World Wide Solutions, Inc. shall be deemed a Subsidiary if it (i) is in the process of dissolution as of the date hereof, (ii) conducts no business activities and (iii) has no material assets and/or liabilities. The Subsidiaries of the Parent on the date hereof are listed on Exhibit D.
          “Supermajority Instructing Group” means at any time, Purchasers holding more than 80% of the Aggregate Commitment or, after the Termination Date, more than 80% of the Aggregate Investment at such time; provided that such Purchasers must include all Purchasers who are also the Administrative Agent and Co-Collateral Agents at such time.
          “Swift Entity” means the Parent, the Originators or any Subsidiary thereof.

19

          “Syndication Agent” means Morgan Stanley Senior Funding, Inc. in its capacity as Syndication Agent hereunder.
          “Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).
          “Termination Date” means the earliest of (a) a Bankruptcy Event of any Swift Entity, (b) the date that may be designated by the Administrative Agent (or shall be designated by the Administrative Agent at the direction of the Instructing Group) to the Seller at any time after the occurrence and during the continuance of any other Termination Event, (c) the Business Day designated by the Seller with no less than 30 Business Days prior notice to the Co-Collateral Agents and the Administrative Agent and (d) the fifth anniversary of the date hereof.
          “Termination Event” means the occurrence of any one or more of the following:
     (a) any representation, warranty, certification or statement made by the Seller or any Swift Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made (including pursuant to Section 7.2);
     (b) the Collection Agent, any Swift Entity or the Seller fails to make any payment or other transfer of funds under any Transaction Document when due (including any payments under Section 1.5(a)) and such failure remains unremedied for one Business Day;
     (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(a), 5.1(b), 5.1(f), 5.1(g), 5.1(h)(ii), 5.1(i), 5.1(j), 5.1(k), 5.1(l), 5.1(m), 5.1(o), 5.1(p), 5.1(r), 5.1(s), 5.1(t), 5.1(w) or 5.1(x) of this Agreement or any Originators fails to perform any covenant or agreement in Sections 5.1(h), 5.1(i) or 5.1(j) of the Purchase Agreement;
     (d) any Swift Entity fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for 30 days;
     (e) any Swift Entity suffers a Bankruptcy Event;
     (f) the Delinquency Ratio exceeds 6.5%, the Default Ratio exceeds 10%, the average Dilution Ratio for the most recent three calendar months exceeds 5%, the Charge-Off Ratio exceeds 1.5% or the Turnover Ratio exceeds 50 days;

20

     (g) (i) any Swift Entity, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Swift Entity or Affiliate party thereto;
     (h) (i) any Swift Entity (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default causes such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller or any of the Originators or Guarantors of any of its financial assets;
     (i) the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Originators or a “Change of Control” as defined in the Credit Agreement or the Indentures as in effect on the date hereof has occurred;
     (j) a Collection Agent Replacement Event has occurred and is continuing;
     (k) any Swift Entity fails to perform or observe any other covenant or agreement (not otherwise specified in this definition) contained in any Transaction Document on its part to be performed or observed and such failure continues for 30 days, or solely with respect to a failure (i) of the Seller to comply with Sections 5.1(a)(i) and (ii) of this Agreement, 10 Business Days, after notice thereof by the Administrative Agent to the Seller; provided, however, that a default under Section 5.1(j) shall not constitute a Termination Event if such default relates to a specific Receivable and gives rise to an obligation of the Seller to make a payment under Section 1.5(b) in respect of the affected Receivable and the Seller has made such payment in accordance with Section 1.5(b) and, after giving effect to such payment and, if applicable, any calculated reduction in Investment by an amount on deposit in the Cash Assets Account that is available for application therefor pursuant to Section 2.1, the Sold Interest would not exceed 100%;
     (l) any Swift Entity (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness of not less than the Threshold Amount (any such indebtedness, the “Threshold Indebtedness"), or any other event occurs (other than, with respect to

21

indebtedness consisting of swap contracts, termination events or equivalent events pursuant to the terms of such swap contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (l) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such indebtedness; or (iii) an Event of Default shall exist under (as defined in) the Credit Agreement or any of the Indentures;
     (m) there is entered against any Swift Entity (other than an Other Swift Entity) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 or, if such Swift Entity has failed to self-insure and maintain adequate reserves, the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) or there is entered against any Other Swift Entity a final judgment or order for the payment of money in an aggregate amount exceeding $30,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage), and in any such case such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;
     (n) any material portion of any material Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Co-Collateral Agents, the Administrative Agent or any Purchaser, ceases to be in full force and effect; or any Swift Entity or ABN Assignor or Affiliate contests in writing the validity or enforceability of any provision of any Transaction Document; or any Swift Entity or ABN Assignor or Affiliate denies in writing that it has any or further liability or obligation under any Transaction Document (other than as a result of repayment in full of the Investment); or any Swift Entity or ABN Assignor or Affiliate denies or purports in writing to revoke or rescind any Transaction Document; or it becomes unlawful for any Swift Entity to perform any of its obligations under the Transaction Documents;
     (o) any Purchase shall for any reason (other than pursuant to the terms hereof) cease to create, or any Purchase Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest or security interest in each applicable Receivable and the Related Security and Collections with respect thereto, except by reason of action taken voluntarily by

22

the Administrative Agent, or the failure by the Administrative Agent to take action required to be taken by it under the Transaction Documents; provided, however, that any such event that relates to a specific Receivable shall not constitute an Event of Termination under this section if the occurrence of such event gives rise to an obligation of the Seller to make a payment under Section 1.5(b) in respect of the affected Receivable and the Seller has made such payment in accordance with Section 1.5(b) and, after giving effect to such payment and, if applicable, any calculated reduction in Investment by an amount held in the Cash Assets Account that is available for application therefor pursuant to Section 2.1, as applicable, the Sold Interest would not exceed 100%;
     (p) an ERISA Event occurs which, together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (q) 5.0% (by dollar amount) or more of collections received in any month are not received in a Lock-Box or Lock-Box Account;
     (r) the Parent is not Solvent on a consolidated basis before giving effect to any GAAP adjustments to shareholder’s equity related to shareholder loans; or
     (s) the Sold Interest exceeds 100% for longer than one Business Day.
          Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidation Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.
          “Terrorism Party” means any person listed: (a) in the Annex to Executive Order No. 13224 on Terrorist Financing, effective September 2001; (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury; (c) in any successor list to either of the foregoing; or (d) any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 on Terrorist Financing, effective September 2001.
          “Threshold Amount” means $5,000,000.
          “Transaction Documents” means this Agreement, the Fee Letter, the Performance Guarantee, the Purchase Agreement, the Subordinated Notes, the Assignment and Release Agreement, the Assignment Agreement and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

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          “Transfer Agreement” means each transfer, liquidity or asset purchase agreement entered into between a Purchaser and the Administrative Agent in connection with this Agreement.
          “Transfer Supplement” is defined in Section 9.8.
          “Turnover Ratio” means an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the sum of the aggregate principal amount of all Receivables as of the first day of the immediately preceding three calendar months and (ii) the denominator of which is equal to the sum of the Collections during such applicable period of three calendar months; times (b) 30.
          “UCC” means, for any state, the Uniform Commercial Code as in effect in such state.
          "Unbilled Component” means the portion of the Eligible Receivable Balance consisting of unbilled Receivables.
          "Unbilled Receivable” means a Receivable on an Empty Date but for which an invoice or other evidence of an Obligor’s payment obligation has not been rendered.
          “Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.
          “Unused Commitment” means, for any Purchaser at any time, the difference between its Commitment and its Investment then outstanding.
          “Unused Commitment Fee” is defined in Section 1.4.
          “Weekly Report” means a report reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar week, containing the information described on Exhibit B (with such modifications or additional information as requested by the Administrative Agent or the Instructing Group).
          “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA.
          “Yield” means, as applicable, either (a) the LIBOR Rate or (b) the Alternate Base Rate.
          “Yield Period” means, in the case of any Investment made at the LIBOR Rate, (a) initially, the period commencing on the date such Investment is made or on the date of conversion of an Investment made at the Alternate Base Rate to an Investment made at the LIBOR Rate and ending one, two, three or six months thereafter, as selected by the Seller in its Incremental Purchase Request and (b) thereafter, if such Investment is

24

continued, in whole or in part, as an Investment made at the LIBOR Rate, a period commencing on the last day of the immediately preceding Yield Period therefor and ending one, two, three, six, nine or twelve (if at the time of the relevant Incremental Purchase Request, all Purchasers participating therein agree to make a nine or twelve month Yield Period available) months thereafter, as selected by the Seller in its notice delivered pursuant to the definition of Applicable Yield to the Administrative Agent; provided, however, that all of the foregoing provisions relating to Yield Periods in respect of Investment made at the LIBOR Rate are subject to the following:
     (i) if any Yield Period would otherwise end on a day that is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Yield Period into another calendar month, in which event such Yield Period shall end on the immediately preceding Business Day;
     (ii) any Yield Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Yield Period) shall end on the last Business Day of a calendar month;
     (iii) the Seller may not select any Yield Period that ends after the Termination Date; and
     (iv) there shall be outstanding at any one time no more than 10 Yield Periods in the aggregate.
          The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

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Schedule II
Purchasers And Commitments

PURCHASER	COMMITMENT
Morgan Stanley Senior Funding, Inc.	$40,000,000
General Electric Capital Corporation	$60,000,000
Wells Fargo Foothill, LLC	$60,000,000
ING Capital LLC	$50,000,000

Schedule III
Litigation
          On November 6 and 7, 2006, three cases were filed against our wholly owned subsidiary, Swift Transportation Co., Inc., a Nevada corporation (“Swift-Nevada”), and each of its then-existing directors. Two of the cases were filed in Arizona Superior Court, Maricopa County (Pfeiffer v. Swift Transportation Co., Inc. et al., Case No. CV2006-017074 and Molinari v. Swift Transportation Co., Inc., et al., Case No CV2006-017089) and the third case was filed in the District Court for Nevada, Clark County (Hendrix v. Swift Transportation Company Inc. et al., Case No A531032). The three cases were putative class actions brought by stockholders alleging that the defendant directors breached their fiduciary duties to Swift-Nevada in connection with a proposal from Jerry Moyes to acquire all of Swift-Nevada’s outstanding shares for $29.00 per share. The cases asserted claims for monetary damages, injunctive relief and attorneys’ fees and expenses. The parties filed a stipulation in Arizona to consolidate the two Arizona cases. On November 27, 2006, Swift-Nevada announced that the special committee of the Board of Directors had rejected Mr. Moyes’ $29.00 per share offer.
          On January 19, 2007, Swift-Nevada announced that after engaging in discussions with other potential financial and strategic buyers, as well as further discussions and negotiations with Mr. Moyes, Swift-Nevada decided to enter into a definitive merger agreement pursuant to which Mr. Moyes and certain of his family members would acquire all of the outstanding shares of stock of Swift-Nevada for $31.55 per share.
          On January 23, 2007, January 26, 2007 and January 23, 2007, respectively, two new purported stockholder class action lawsuits and an amended complaint in a preexisting lawsuit (the “Amended Complaint”) were filed. The lawsuits were filed in the Arizona Superior Court, Maricopa County (Weller v. Swift Transportation Co., Inc., et al., Case No CV2007-1440) and the District Court for Nevada, Washoe County (McDonald v. Swift Transportation Co., Inc. et al., Case No CV0700197). The Amended Complaint was filed in an action that was commenced on March 24, 2006, in the District Court for Nevada, Clark County (Rivera v. Eller et al., Case No A519346). In each of these cases, the plaintiffs alleged that the defendant directors breached their fiduciary duties to Swift-Nevada in connection with its entry into the merger agreement. In addition to asserting direct claims for breach of fiduciary duty, the Amended Complaint asserts derivative claims on behalf of Swift-Nevada and also asserts a claim against Mr. Moyes and Earl H. Scudder, a former director of Swift-Nevada, and a current director of Swift Corporation, for unjust enrichment. These lawsuits also asserted claims for monetary damages, injunctive relief and attorneys’ fees and expenses.
          On April 2 and 4, 2007, plaintiffs in the Pfeiffer, Molinari, Weller, and McDonald actions voluntarily dismissed those actions without prejudice in favor of the actions pending in the District Court for Nevada, Clark County.

          On April 4, 2007, plaintiffs in the Pfeiffer, Molinari, Hendrix, Weller, McDonald, and Rivera actions filed a consolidated complaint in the District Court for Nevada, Clark County (the “Consolidated Class Action Complaint”). Like the previously-filed complaints, the Consolidated Class Action Complaint alleged that the defendant directors breached their fiduciary duties to Swift-Nevada in connection with its entry into the merger agreement and that Mr. Moyes additionally aided and abetted such breach. The Consolidated Class Action Complaint also alleged that Swift-Nevada issued a materially misleading proxy that omitted or failed to fairly disclose material information about the sales process. The Consolidated Class Action Complaint sought monetary damages, injunctive relief and attorneys’ fees and expenses.
          On April 24, 2007, the Court denied plaintiffs’ application for a temporary restraining order seeking to postpone Swift-Nevada’s special meeting of stockholders.
          On June 29, 2007, plaintiffs in the action pending in the District Court for Nevada, Clark County filed an amended consolidated class action complaint (the “Amended Consolidated Class Action Complaint”). The allegations and claims in the Amended Consolidated Class Action Complaint are substantively similar to the allegations in the Consolidated Class Action Complaint. The Amended Consolidated Class Action Complaint seeks declaratory and equitable relief, monetary damages, and attorneys’ fees and expenses. The parties are currently engaged in discovery and the impact of the final disposition of these legal proceedings cannot be assessed at this time.
          On June 2, 2008, Swift received notice from the Federal Motor Carrier Safety Administration (“FMCSA”) in the form of an Administrative Order to Show Cause (“Order”) within thirty (30) days as to why Swift should be permitted to remain self insured and not be required to secure alternate independent insurance coverage. The Order was issued as a consequence of the FMCSA’s unilateral conclusion that the financial statements of Swift do not reflect sufficient tangible net worth to remain self insured. Swift believes that the FMCSA’s conclusion is based upon an erroneous evaluation of Swift’s financial statements in calculating tangible net worth. Swift believes that under applicable FMCSA standards, Swift meets the tangible net worth requirements of the FMCSA in order to remain self insured. Swift is filing a motion for reconsideration based upon the foregoing, but during the interim, Swift has filed a motion to stay the Order and extend the period of time to respond which is currently pending before the FMCSA.

2

First Amendment
to
Receivables Sale Agreement
     This First Amendment to Receivables Sale Agreement (the “Amendment"), dated as of November 6, 2009, is entered into among Swift Receivables Corporation II (the “Seller"), Swift Transportation Corporation (the “Initial Collection Agent"), Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, LLC and General Electric Capital Corporation, as collateral agents (the “Co-Collateral Agents") for the purchasers (the “Purchasers”) from time to time party to the Sale Agreement (as defined below), Wells Fargo Foothill, LLC, as administrative agent for the Purchasers (the “Administrative Agent”). Certain capitalized terms used but not defined herein shall have the meanings set forth in Schedule I of the Sale Agreement.
Witnesseth:
     Whereas, the Seller, Initial Collection Agent, Co-Collateral Agents, Administrative Agent and Purchasers have heretofore executed and delivered a Receivables Sale Agreement dated as of July 30, 2008 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement"); and
     Whereas, Swift Transportation Co., Inc., a Nevada corporation, has been converted into a Delaware limited liability company but nonetheless has continuity of existence in this converted form;
     Whereas, the parties hereto desire to amend the Sale Agreement as provided herein to address such conversion and certain other items;
     Now, Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree that the Sale Agreement shall be and is hereby amended as follows:
     Section 1. All references to “Swift Transportation Co., Inc., a Nevada corporation” (“Swift Inc.”) throughout the Sale Agreement and other Transaction Documents are hereby amended to refer to “Swift Transportation Co., LLC, a Delaware limited liability company” (“Swift LLC”), and Swift LLC has assumed are remains liable for all of the obligations of Swift Inc. under the Transaction Documents.
     Section 2. Clause (i) of the defined term “Termination Event” appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:
     (i) the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Originators or a “Change of Control” as defined in the Credit Agreement or the Indentures (each as in effect on the effective date of the First Amendment to the Receivable Sale Agreement, dated as of November 6, 2009, among the parties to this Sale Agreement) has occurred;

     Section 3. This Amendment shall become effective on the date that each of the following shall have been satisfied (i) the Administrative Agent shall have received counterparts hereof executed by the Seller, the Initial Collection Agent, each Co-Collateral Agent, each Purchaser and the Administrative Agent and (ii) each of the Guarantors shall have executed and delivered to the Administrative Agent the acknowledgment and consent in the form set forth below.
     Section 4. To induce the Co-Collateral Agents, Administrative Agent and the Purchasers to enter into this Amendment, the Seller and Initial Collection Agent represent and warrant to the Co-Collateral Agents, Administrative Agent and the Purchasers that: (a) the representations and warranties contained in the Sale Agreement, are true and correct in all material respects as of the date hereof with the same effect as though made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); (b) no Termination Event or Potential Termination Event has occurred and is continuing; (c) this Amendment has been duly authorized by all necessary corporate proceedings and duly executed and delivered by each of the Seller and the Initial Collection Agent, and the Sale Agreement, as amended by this Amendment, and each of the other Transaction Documents are the legal, valid and binding obligations of the Seller and the Initial Collection Agent, enforceable against the Seller and the Initial Collection Agent in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity; and (d) no consent, approval, authorization, order, registration or qualification with any governmental authority is required for, and in the absence of which would adversely effect, the legal and valid execution and delivery or performance by the Seller or the Initial Collection Agent of this Amendment or the performance by the Seller or the Initial Collection Agent of the Sale Agreement, as amended by this Amendment, or any other Transaction Document to which they are a party.
     Section 5. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
     Section 6. Except as specifically provided above, the Sale Agreement and the other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery, and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of any Agent or any Purchaser under the Sale Agreement or any of the other Transaction Documents, nor constitute a waiver or modification of any provision of any of the other Transaction Documents.
     Section 7. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York.

     In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Collateral Agent

By	/s/ Stephen B. King

	Name:	Stephen B. King
	Title:	Vice President

WELLS FARGO FOOTHILL, LLC, as Co-Collateral Agent and Administrative Agent

By	/s/ Patrick McCormack

	Name:	Patrick McCormack
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent

By	/s/ David C. Johnson

	Name:	David C. Johnson
	Title:	Duly Authorized Signatory

ING CAPITAL LLC, as a Purchaser

By	/s/ Jerry L. McDonald

	Name:	Jerry L. McDonald
	Title:	Director

Signature Page to First Amendment to Receivables Sale Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser

By	/s/ Jacqueline MacKenzie

	Name:	Jacqueline MacKenzie
	Title:	Vice President

Signature Page to First Amendment to Receivables Sale Agreement

SWIFT RECEIVABLES CORPORATION II, as Seller

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

SWIFT TRANSPORTATION CORPORATION, as Initial Collection Agent

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

Signature Page to First Amendment to Receivables Sale Agreement

Guarantors’ Acknowledgment and Consent
     Each of the undersigned has heretofore executed and delivered the Performance Guaranty dated as of July 30, 2008 (the “Performance Guarantee”) and hereby consents to the First Amendment to the Sale Agreement as set forth above and confirms that the Performance Guarantee and all of the undersigned’s obligations thereunder remain in full force and effect. The undersigned further agrees that the consent of the undersigned to any further amendments to the Sale Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Performance Guarantee referred to above.

SWIFT CORPORATION

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

SWIFT TRANSPORTATION CORPORATION

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

INTERSTATE EQUIPMENT LEASING, INC.

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

SWIFT TRANSPORTATION CO., INC.

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

Signature Page to Guarantor’s Acknowledgment and Consent

SWIFT TRANSPORTATION CO., LLC., a Delaware limited liability company, formerly known as Swift Transportation Co., Inc., a Nevada corporation

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

COMMON MARKET EQUIPMENT CO., INC.

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

SPARKS FINANCE LLC

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

SWIFT TRANSPORTATION CO. OF VIRGINIA, INC.

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

Signature Page to Guarantor’s Acknowledgment and Consent

M.S. CARRIERS, INC.

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

M.S. CARRIERS WAREHOUSING & DISTRIBUTION, INC.

By	/s/ Jerry Moyes

	Name:	Jerry Moyes
	Title:	President and Chief Executive Officer

Signature Page to Guarantor’s Acknowledgment and Consent